Exhibit 99.1

Assured Guaranty Re Ltd.
(a wholly-owned Subsidiary of Assured Guaranty Ltd.)
Consolidated Financial Statements
December 31, 2010 and 2009

Assured Guaranty Re Ltd.
Index to Consolidated Financial Statements
December 31, 2010 and 2009

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Assured Guaranty Re Ltd.:

              In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of shareholder's equity, and of cash flows present fairly, in all material respects, the financial position of Assured Guaranty Re Ltd. and its subsidiaries (the "Company") at December 31, 2010 and December 31, 2009 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for other-than-temporary impairments of debt securities classified as available-for-sale effective April 1, 2009 and for financial guaranty insurance contracts effective January 1, 2009.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
April 28, 2011

Assured Guaranty Re Ltd.
Consolidated Balance Sheets
(dollars in thousands except per share and share amounts)

	As of December 31,
	2010	2009
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $2,143,885 and $1,856,478)	$2,228,678	$1,895,329
Short-term investments, at fair value	105,528	224,557

Total investment portfolio	2,334,206	2,119,886
Cash	14,534	10,935
Premiums receivable, net of ceding commissions payable	348,074	446,245
Ceded unearned premium reserve	356	514
Deferred acquisition costs	375,383	342,013
Reinsurance recoverable on unpaid losses	384	886
Salvage and subrogation recoverable	88,025	65,275
Credit derivative assets	103,542	68,440
Deferred tax asset, net	13,131	9,661
Current income tax receivable	2,529	4,057
Other assets	46,462	18,753

Total assets	$3,326,626	$3,086,665

Liabilities and shareholder's equity
Unearned premium reserve	$1,332,151	$1,301,472
Loss and loss adjustment expense reserve	178,320	122,265
Reinsurance balances payable, net	3,754	9,946
Credit derivative liabilities	446,439	379,358
Other liabilities	16,399	20,930

Total liabilities	1,977,063	1,833,971

Commitments and contingencies
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2010 and 2009)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2010 and 2009)	1,378	1,378
Additional paid-in capital	856,604	856,604
Retained earnings	409,275	357,733
Accumulated other comprehensive income, net of deferred tax provision (benefit) of $2,487 and $1,872	82,306	36,979

Total shareholder's equity	1,349,563	1,252,694

Total liabilities and shareholder's equity	$3,326,626	$3,086,665

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Consolidated Statements of Operations
(in thousands)

	Year Ended December 31,
	2010	2009
Revenues
Net earned premiums	$153,614	$181,081
Net investment income	85,086	90,773
Net realized investment gains (losses):
Other-than-temporary impairment losses	(1,496)	(60,836)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	(661)	(23,188)
Other net realized investment gains (losses)	8,386	402

Net realized investment gains (losses)	7,551	(37,246)
Net change in fair value of credit derivatives:
Realized gains and other settlements	13,511	9,318
Net unrealized gains (losses)	(7,970)	(79,617)

Net change in fair value of credit derivatives	5,541	(70,299)
Other income (loss)	(16,024)	29,468

Total Revenues	235,768	193,777

Expenses
Loss and loss adjustment expenses	106,136	133,594
Amortization of deferred acquisition costs	34,069	43,660
Other operating expenses	22,578	25,583

Total Expenses	162,783	202,837

Income (loss) before income taxes	72,985	(9,060)
Provision (benefit) for income taxes
Current	1,528	(3,075)
Deferred	(4,085)	3,015

Total provision (benefit) for income taxes	(2,557)	(60)

Net income (loss)	$75,542	$(9,000)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Consolidated Statements of Comprehensive Income
(in thousands)

	Year Ended December 31,
	2010	2009
Net income (loss)	$75,542	$(9,000)
Unrealized holding gains (losses) arising during the period, net of tax provision (benefit) of $879 and $4,334	52,614	48,308
Less: reclassification adjustment for gains (losses) included in net income (loss), net of income tax provision (benefit) of $264 and $(77)	7,287	(37,169)

Other comprehensive income (loss)	45,327	85,477

Comprehensive income (loss)	$120,869	$ 76,477

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Consolidated Statements of Shareholder's Equity
Years Ended December 31, 2010 and 2009
(in thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity
Balance, December 31, 2008	$ —	$ 1,378	$ 856,604	$ 331,804	$ 3,388	$1,193,174
Cumulative effect of change in accounting for financial guaranty contracts effective January 1, 2009	—	—	—	9,643	—	9,643

Balance, January 1, 2009	—	1,378	856,604	341,447	3,388	1,202,817
Cumulative effect of change in accounting for other-than-temporary impairments effective April 1, 2009	—	—	—	51,886	(51,886)	—
Net loss	—	—	—	(9,000)	—	(9,000)
Dividends	—	—	—	(26,600)	—	(26,600)
Change in unrealized gains (losses) on:
Investments with no other-than-temporary impairment	—	—	—	—	58,567	58,567
Investments with other-than-temporary impairment	—	—	—	—	(10,259)	(10,259)
Less: reclassification adjustment for gains (losses) included in net income (loss)	—	—	—	—	(37,169)	(37,169)

Balance, December 31, 2009	—	1,378	856,604	357,733	36,979	1,252,694
Net income	—	—	—	75,542	—	75,542
Dividends	—	—	—	(24,000)	—	(24,000)
Change in unrealized gains (losses) on:
Investments with no other-than-temporary impairment	—	—	—	—	36,946	36,946
Investments with other-than-temporary impairment	—	—	—	—	15,668	15,668
Less: reclassification adjustment for gains (losses) included in net income (loss)	—	—	—	—	7,287	7,287

Balance, December 31, 2010	$—	$1,378	$856,604	$409,275	$82,306	$1,349,563

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2010	2009
Operating activities
Net income (loss)	$75,542	$(9,000)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Non-cash operating expenses	1,031	683
Net amortization of premium (accretion of discount) on fixed maturity securities	2,820	(5,514)
Provision (benefit) for deferred income taxes	(4,085)	3,015
Net realized investment losses (gains)	(7,551)	37,246
Net unrealized losses on credit derivatives	7,970	79,617
Change in deferred acquisition costs	(33,370)	(5,388)
Change in premiums receivable, net	98,013	18,149
Change in ceded unearned premium reserve	158	80
Change in unearned premium reserve	30,679	6,006
Change in loss and loss adjustment expense reserve, net	27,773	8,280
Other changes in credit derivatives assets and liabilities, net	24,009	665
Change in current income taxes	1,528	(3,323)
Other	(33,272)	(18,468)

Net cash flows provided by (used in) operating activities	191,245	112,048

Investing activities
Fixed maturity securities:
Purchases	(890,348)	(747,911)
Sales	314,303	539,588
Maturities	293,219	13,635
Net sales (purchases) of short-term investments	119,187	122,894

Net cash flows provided by (used in) investing activities	(163,639)	(71,794)

Financing activities
Dividends paid	(24,000)	(30,276)

Net cash flows provided by (used in) financing activities	(24,000)	(30,276)
Effect of exchange rate changes	(7)	15

Increase (decrease) in cash	3,599	9,993
Cash at beginning of year	10,935	942

Cash at end of year	$14,534	$10,935

Supplemental cash flow information
Cash paid during the period for:
Income taxes	$—	$174

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

1.           Business and Basis of Presentation

Business

              Assured Guaranty Re Ltd. ("AG Re" or together with its subsidiaries, the "Company") is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re had applied to the Bermuda Monetary Authority to cancel its long-term registration and such registration was ordered cancelled effective December 16, 2010. AG Re owns Assured Guaranty Overseas US Holdings Inc. ("AGOUS"), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. ("AGRO"). AG Re and AGRO underwrite financial guaranty reinsurance. AG Re and AGRO have written business as reinsurers of third-party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. AGRO owns Assured Guaranty Mortgage Insurance Company ("AGMIC"), a New York corporation that is authorized to provide mortgage guaranty insurance and reinsurance.

              AG Re is wholly owned by Assured Guaranty Ltd. ("AGL" and together with its subsidiaries "Assured Guaranty"), a Bermuda-based holding company which provides, through its operating subsidiaries, credit enhancement products to the United States and international public finance, infrastructure and structured finance markets. The Company's affiliates Assured Guaranty Corp. ("AGC") and Assured Guaranty Municipal Corp. ("AGM") account for all new business written by the Company in 2010 and 2009 as there has been no market for third party financial guaranty reinsurance in recent years.

              The Company reinsures financial guaranty insurance and credit derivative contracts under quota share and excess of loss treaties. Financial guaranty contracts accounted for as insurance provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the obligation to make loss payments are similar to those for financial guaranty contracts accounted for as insurance and only occurs upon one or more defined credit events such as failure to pay or bankruptcy, in each case, as defined within the transaction documents, with respect to one or more third party referenced securities or loans. Financial guaranty contracts accounted for as credit derivatives are comprised of credit default swaps ("CDS"). In general, ceding companies structure credit derivative transactions such that the circumstances giving rise to the obligation to make loss payments are similar to those for financial guaranty contracts accounted for as insurance but are governed by International Swaps and Derivative Association, Inc. ("ISDA") documentation and operate differently from financial guaranty accounted for as insurance.

              Public finance obligations assumed by the Company consist primarily of general obligation bonds supported by the issuers' taxing powers, tax-supported bonds and revenue bonds and other obligations of states, their political subdivisions and other municipal issuers supported by the issuers' or obligors' covenant to impose and collect fees and charges for public services or specific projects. Public finance obligations include obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including government office buildings, toll roads, health care facilities and utilities. Structured finance obligations assumed by the Company are generally backed by pools of assets such as residential or commercial mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value and issued by special purpose entities. The Company currently does not underwrite any direct or assumed new U.S. residential mortgage backed security ("RMBS") transactions. See Note 3 for outstanding U.S. RMBS exposures.

              The Company manages its business with the goal of achieving high financial strength ratings, preferably the highest that nationally recognized statistical rating organizations ("NRSROs") will assign. If the Company fails to maintain high financial strength ratings, the ceding company may have the right to recapture business ceded to the Company and assets representing substantially all of the statutory unearned premium reserve, net of loss reserves (if any) associated with that business. However, the models used by NRSROs differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The models are not fully transparent, contain subjective data (such as assumptions about future market demand for the Company's products) and change frequently. Ratings reflect only the views of the respective NRSROs and are subject to continuous review and revision or withdrawal at any time.

Basis of Presentation

              The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and, in the opinion of management, reflect all adjustments which are of a normal recurring nature, necessary for a fair statement of the Company's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              The consolidated financial statements include the accounts of AG Re and its subsidiaries. Intercompany accounts and transactions between AG Re and its subsidiaries have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

Significant Accounting Policies

              The following table identifies the Company's most significant accounting policies and the note references where a detailed description of each policy can be found.

Significant Accounting Policies

Premium revenue recognition on financial guaranty contracts accounted for as insurance	Note 4
Loss and loss adjustment expense on financial guaranty contracts accounted for as insurance	Note 4
Policy acquisition costs	Note 4
Fair value measurement	Note 5
Credit derivatives	Note 6
Investments	Note 7
Income taxes	Note 9
Stock based compensation	Note 14

              The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to nonfunctional currency transactions are reported in the consolidated statement of operations.

              Cash is defined as cash on hand and demand deposits.

2.           Business Changes, Risks, Uncertainties and Accounting Developments

              Summarized below are the most significant events over the past two years that have had, or may have in the future, a material effect on the financial position, results of operations or business prospects of the Company. In addition to global market and economic factors and business developments, changes in accounting standards may also affect the comparability of financial information between periods.

Market Conditions

              Volatility and disruption in the global financial markets over the past two years, including depressed home prices, increased foreclosures, lower equity market values, high unemployment, reduced business and consumer confidence and the risk of increased inflation, have precipitated an economic slowdown. While there have been signs of a recovery as seen by stabilizing unemployment and rising equity markets, management cannot assure that volatility and disruption will not return to these markets in the near term. The Company's business and its financial condition will continue to be subject to the risk of global financial and economic conditions that could materially and negatively affect the demand for its products, the amount of losses incurred on transactions it guarantees, and its financial strength ratings. These conditions may adversely affect the Company's future profitability, financial position, investment portfolio, cash flow, statutory capital and financial strength ratings.

              The economic crisis caused many state and local governments that issue some of the obligations the Company assumes to experience significant budget deficits and revenue collection shortfalls that require them to significantly raise taxes and/or cut spending in order to satisfy their obligations. While the U.S. government has provided some financial support to state and local governments, significant budgetary pressures remain. If the issuers of the obligations in the Company's public finance portfolio do not have sufficient funds to cover their expenses and are unable or unwilling to raise taxes, decrease spending or receive federal assistance, the Company may experience increased levels of losses or impairments on its public finance obligations, which would materially and adversely affect its business, financial condition and results of operations. Additionally, future legislative, regulatory or judicial changes in the jurisdictions regulating the Company may adversely affect its ability to pursue its current mix of business, materially impacting its financial results.

NRSRO Rating Actions

              In 2008 and 2009, Moody's Investor Service, Inc. ("Moody's") downgraded the financial strength rating of AG Re and its insurance subsidiaries. As of the date of this document, Moody's and Standard and Poor's Rating Services ("S&P") have rated the Company A1 (negative outlook) and AA (stable), respectively. There can be no assurance that NRSROs will not take further action on the Company's ratings. See Note 10 for more information regarding the effect of NRSRO rating actions on the assumed reinsurance business of the Company. On January 24, 2011, S&P released a publication entitled "Request for Comment: Bond Insurance Criteria," in which it requested comments on proposed changes to its bond insurance ratings criteria. In the Request for Comment, S&P noted that it could lower its financial strength ratings on existing investment-grade bond insurers (which include the Company) by one or more rating categories if the proposed bond insurance ratings criteria are adopted, unless those bond insurers raise additional capital or reduce risk. The effect of this change in criteria, if adopted, and of the potential downgrade of the Company's financial strength ratings on the Company's financial condition and prospects is uncertain at this time.

              The Company believes that these rating agency actions and proposals, including the uncertainty caused by the release of S&P's Request for Comment, have affected the value of the Company's product. The financial strength ratings are an important competitive factor in the financial guaranty reinsurance market. If the financial strength or financial enhancement ratings of the Company were reduced below current levels, the Company expects it would have further adverse effects on its future business opportunities as well as the premiums it could charge for its reinsurance. In addition, a downgrade could trigger certain contract clauses that provide ceding companies with the ability to reassume previously ceded transactions and/or make adjustments to ceding commission paid by the Company. Such ability to recapture ceded business has already been triggered by the Moody's downgrade described above.

Accounting Changes

              Over the past two years there has been significant GAAP rule making activity which has significantly affected the accounting policies and presentation of the Company's financial information. All of these pronouncements have a significant effect on the comparability of the periods presented herein. The most significant changes are listed below in order of occurrence:

  •
  The adoption of a new financial guaranty accounting model on January 1, 2009 changed the premium revenue and loss recognition methods. See Note 4.

  •
  The adoption of new other-than-temporary impairment ("OTTI") guidance on April 1, 2009 requires the bifurcation of credit losses, which are recorded in income, and non credit losses which are recorded in other comprehensive income ("OCI"). See Note 7.

              The adoption of a new VIE consolidation standard on January 1, 2010 requires the consolidation of variable interest entities of certain insured transactions. This had no impact on the Company's consolidated financial statements.

3.           Outstanding Exposure

              The reinsurance policies and credit derivative contracts to which the Company has exposure are written in different forms, but collectively are considered financial guaranty contracts. They typically guarantee the scheduled payments of principal and interest ("Debt Service") on public finance and structured finance obligations. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations.

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(in millions)
Public Finance	$200,327	$160,182	$200,327	$159,861
Structured Finance	25,406	31,947	25,368	31,910

Total	$225,733	$192,129	$225,695	$191,771

 Summary of Public Finance and Structured Finance Insured Portfolio
Net Par Outstanding

	As of December 31,
Sector	2010	2009

Public finance:	(in millions)
U.S.:
General obligation	$44,345	$26,738
Tax backed	21,641	17,072
Municipal utilities	14,935	10,793
Transportation	9,774	8,002
Healthcare	6,503	5,485
Higher education	4,887	3,723
Infrastructure finance	1,933	1,172
Housing	920	1,505
Investor-owned utilities	881	975
Other public finance—U.S.	1,945	2,624

Total public finance—U.S.	107,764	78,089
Non-U.S.:
Regulated utilities	5,908	6,118
Infrastructure finance	3,487	3,923
Pooled infrastructure	1,583	1,889
Other public finance—non-U.S.	878	1,293

Total public finance—non-U.S.	11,856	13,223

Total public finance obligations	$119,620	$91,312

Structured finance:
U.S.:
Pooled corporate obligations	$ 6,380	$7,124
RMBS	3,306	3,876
Consumer receivables	1,809	2,245
Commercial Mortgage-Backed Securities ("CMBS") and other commercial real estate related exposures	1,616	1,643
Insurance securitizations	1,281	1,336
Commercial receivables	1,007	1,365
Structured credit	733	1,146
Other structured finance—U.S.	172	321

Total structured finance—U.S.	16,304	19,056

	As of December 31,
Sector	2010	2009

Non-U.S.:
Pooled corporate obligations	2,701	3,199
Commercial receivables	939	894
Insurance securitizations	648	664
RMBS	581	980
Structured credit	405	921
CMBS and other commercial real estate related exposures	63	393
Other structured finance—non-U.S.	10	273

Total structured finance—non-U.S.	5,347	7,324

Total structured finance obligations.	$ 21,651	$26,380

Total(1)	$141,271	$117,692

(1)
Net of cessions of $38 million and $358 million as of December 31, 2010 and December 31, 2009, respectively.

Financial Guaranty Portfolio by Internal Rating

	As of December 31, 2010
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category(1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$—	—%	$465	3.9%	$1,900	11.7%	$537	10.0%	$2,902	2.1%
AAA	1,536	1.4	67	0.6	4,717	28.9	2,009	37.6	8,329	5.9
AA	44,412	41.2	620	5.2	2,012	12.3	220	4.1	47,264	33.5
A	50,548	46.9	3,266	27.5	1,918	11.8	704	13.2	56,436	39.9
BBB	10,021	9.3	6,874	58.0	2,842	17.4	1,216	22.7	20,953	14.8
Below investment grade ("BIG")	1,247	1.2	564	4.8	2,915	17.9	661	12.4	5,387	3.8

Total net par outstanding	$107,764	100.0%	$11,856	100.0%	$16,304	100.0%	$5,347	100.0%	$141,271	100.0%

	As of December 31, 2009
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category(1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$—	—%	$729	5.5%	$2,666	14.0%	$1,209	16.5%	$4,604	3.9%
AAA	752	1.0	182	1.4	4,636	24.3	2,252	30.7	7,822	6.6
AA	30,144	38.6	525	4.0	2,613	13.7	429	5.9	33,711	28.6
A	38,146	48.8	4,297	32.5	2,415	12.7	983	13.4	45,841	39.0
BBB	8,023	10.3	7,332	55.4	3,832	20.1	1,806	24.7	20,993	17.9
BIG	1,024	1.3	158	1.2	2,894	15.2	645	8.8	4,721	4.0

Total net par outstanding	$78,089	100.0%	$13,223	100.0%	$19,056	100.0%	$7,324	100.0%	$117,692	100.0%

(1)
Represents the Company's internal rating. The Company's ratings scale is similar to that used by the NRSROs; however, the ratings in the above table may not be the same as ratings assigned by any such rating agency. The super senior category, which is not generally used by rating agencies, is used by the Company in instances where the Company's triple-A-rated exposure on its internal rating scale has additional credit enhancement due to either (1) the existence of another security rated triple-A that is subordinated to the Company's exposure or (2) the Company's exposure benefiting from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incur a loss, and such credit enhancement, in management's opinion, causes the Company's attachment point to be materially above the triple-A attachment point.

              Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities for structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding of Financial Guaranty Insured Obligations

	December 31, 2010
Terms to Maturity	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$21,645	$12,980	$34,625
5 to 10 years	24,292	3,319	27,611
10 to 15 years	25,044	1,585	26,629
15 to 20 years	18,881	416	19,297
20 years and above	29,758	3,351	33,109

Total net par outstanding	$119,620	$21,651	$141,271

              The Company seeks to maintain a diversified portfolio of insured public finance obligations designed to spread its risk across a number of geographic areas. The following table sets forth those states in which municipalities located therein issued an aggregate of 2.0% or more of the Company's net par amount outstanding of insured public finance securities:

Geographic Distribution of Financial Guaranty Portfolio

	December 31, 2010
	Number of Risks	Net Par Amount Outstanding	Percent of Total Net Par Amount Outstanding
	(dollars in millions)
U.S.:
U.S Public finance:
California	1,102	$15,823	11.2%
New York	719	9,186	6.5
Texas	984	7,610	5.4
Florida	329	7,429	5.3
Pennsylvania	820	6,347	4.5
Illinois	728	6,245	4.4
New Jersey	534	4,085	2.9
Michigan	551	3,762	2.7
Massachusetts	230	3,569	2.5
Washington	270	3,356	2.4
Other states	4,115	40,352	28.6

Total U.S public finance	10,382	107,764	76.4
U.S. Structured finance (multiple states)	1,040	16,304	11.5

Total U.S.	11,422	124,068	87.9
Non-U.S.:
United Kingdom	126	9,084	6.4
Australia	36	2,584	1.8
France	8	762	0.5
Italy	10	352	0.2
Canada	9	329	0.2
Other	97	4,092	3.0

Total non-U.S.	286	17,203	12.1

Total	11,708	$141,271	100.0%

              As of December 31, 2010 and December 31, 2009, the Company's net mortgage guaranty gross insurance in force (representing the current principal balance of all mortgage loans currently reinsured) was approximately $0.3 billion and $0.4 billion, respectively, and net insurance in force was approximately $0.3 billion and $0.4 billion, respectively. These amounts are not included in the above table.

Significant Risk Management Activities

              The Risk Oversight and Audit Committees of the Board of Directors of AGL oversee risk management policies and procedures for the Assured Guaranty group of companies. With input from the board committees, specific risk policies and limits are set by the Portfolio Risk Management Committee, which includes members of senior management and senior Credit and Surveillance officers at the Company. The AG Re Reserve Committee is composed of the President, Chief Credit Officer and Financial Controller of AG Re and reviews its reserving methodology with the AG Re board of directors. The committees review the reserve methodology and assumptions for each major asset class or significant below investment grade ("BIG") transaction, as well as the loss projection scenarios used and the probability weights assigned to those scenarios. The AG Re Credit Committee is composed of the President and Chief Credit Officer of the Company. The AG Re Credit Committee reviews the underwriting guidelines and methodology with the AG Re board of directors to ensure these guidelines are in agreement with the Company's overall risk strategy. In addition, the committee is responsible for the approval of all proposed transactions to be underwritten by the Company. All non-affiliated transactions are subject to the further approval of the AG Re Board of Directors.

              Risk Management and Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio, including exposures in both financial guaranty direct and financial guaranty reinsurance segments. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and Surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality. Risk Management and Surveillance personnel are also responsible for managing work-out and loss situations when necessary, however, most loss mitigation occurs at its ceding companies, which are primarily liable for the Company's assumed obligations. Ceding companies, particularly its affiliates AGM and AGC develop strategies designed to enhance their ability to enforce contractual rights and remedies and to mitigate their losses, engage in negotiation discussions with transaction participants and, when necessary, manage (along with legal personnel) litigation proceedings. The Company assumes its proportionate share of any benefits realized by the ceding company for its loss mitigation strategies.

              Although loss mitigation efforts may extend to any transaction, much of the recent activity has been focused on RMBS and student loans.

              Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide representations and warranties ("R&W"), that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company assumes, the ceding company is in a position to enforce these requirements. If a provider of R&W refuses to honor its repurchase obligations, the ceding company may choose to initiate litigation.

              The quality of servicing of the mortgage loans underlying an RMBS transaction influences collateral performance and ultimately the amount (if any) of assumed losses. Assured Guaranty has established a group to mitigate RMBS losses from transactions written by its affiliates AGM and AGC by influencing mortgage servicing, including, if possible, causing the transfer of servicing or establishing special servicing.

              In the fall of 2010, several large RMBS servicers suspended foreclosures because of allegations of a widespread failure to comply with foreclosure procedures and faulty loan documentation. These issues are being investigated by various state attorney general offices throughout the U.S. The suspension of foreclosures and subsequent investigation will lead to additional servicing costs and expenses, including without limitation, increased advances by the servicers for principal and interest, taxes, insurance and legal costs. Ceding companies are increasing monitoring efforts to ensure that the servicers comply with their obligations under servicing contracts, including bearing the losses and expenses incurred as a result of this issue. These same foreclosure issues are expected to impact the timing of losses to RMBS transactions that the Company has assumed, which may impact the speed at which various classes of RMBS securities amortize, and so could impact the size of losses ultimately paid by the Company. The Company expects these issues to take some time to resolve.

Surveillance Categories

              The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company's internal credit ratings are based on the Company's internal assessment of the likelihood of default. The Company's internal credit ratings, which may be influenced by the internal credit rating assigned by the ceding company, are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies.

              The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company's view of the credit's quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter.

              Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 4 "Loss estimation process"). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a lifetime loss is expected and whether a claim has been paid. The Company expects "lifetime losses" on a transaction when the Company believes there is more than a 50% chance that, on a present value basis, it will pay more claims over the life of that transaction than it will ultimately have been reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk free rate is used for recording of reserves for financial statement purposes.) A "liquidity claim" is a claim that the Company expects to be reimbursed within one year.

              Intense monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly:

  •
  BIG Category 1: Below investment grade transactions showing sufficient deterioration to make lifetime losses possible, but for which none are currently expected. Transactions on which claims have been paid but are expected to be fully reimbursed (other than investment grade transactions on which only liquidity claims have been paid) are in this category.

  •
  BIG Category 2: Below investment grade transactions for which lifetime losses are expected but for which no claims (other than liquidity claims) have yet been paid.

  •
  BIG Category 3: Below investment grade transactions for which lifetime losses are expected and on which claims (other than liquidity claims) have been paid. Transactions remain in this category when claims have been paid and only a recoverable remains.

              In 2010 the Company revised the definitions of the three BIG surveillance categories to more closely track the Company's view of whether a transaction is expected to experience a loss, without regard to whether the probability weighted expected loss exceeded the unearned premium reserve. See Note 4 for further explanation of the accounting policy. The revisions do not impact whether a transaction would be considered BIG or whether reserves are established for a transaction or the amount of any such reserves, but only the distribution within the BIG surveillance categories. While the revisions resulted in a number of transactions moving between BIG categories, the revisions had a relatively small impact on the totals in each category.

 Financial Guaranty Exposures
(Insurance and Credit Derivative Form)

	December 31, 2010
	BIG Net Par Outstanding					BIG Par as a % of Net Par Outstanding
					Net Par Outstanding
	BIG 1	BIG 2	BIG 3	Total BIG
	(in millions)
First lien U.S. RMBS:
Prime first lien	$27	$111	$—	$138	$198	0.1%
Alt-A first lien	237	580	4	821	1,146	0.6
Alt-A option ARM	7	149	12	168	231	0.1
Subprime	24	123	27	174	1,132	0.1
Second lien U.S. RMBS:
Closed end second lien	1	10	43	54	61	0.1
Home equity lines of credit ("HELOCs")	19	—	461	480	538	0.3

Total U.S. RMBS	315	973	547	1,835	3,306	1.3
Other structured finance	538	251	951	1,740	18,345	1.2
Public finance	1,104	223	485	1,812	119,620	1.3

Total	$1,957	$1,447	$1,983	$5,387	$141,271	3.8%

	December 31, 2009
	BIG Net Par Outstanding					BIG Par as a % of Net Par Outstanding
					Net Par Outstanding
	BIG 1	BIG 2	BIG 3	Total BIG
	(in millions)
First lien U.S. RMBS:
Prime first lien	$97	$25	$—	$122	$228	0.1%
Alt-A first lien	157	628	18	803	1,370	0.7
Alt-A option ARM	35	168	—	203	277	0.2
Subprime	27	130	6	163	1,251	0.1
Second lien U.S. RMBS:
Closed end second lien	21	24	19	64	74	0.1
HELOC	13	114	478	605	676	0.5

Total U.S. RMBS	350	1,089	521	1,960	3,876	1.7
Other structured finance	273	419	887	1,579	22,504	1.3
Public finance	662	326	194	1,182	91,312	1.0

Total	$1,285	$1,834	$1,602	$4,721	$117,692	4.0%

 Net Par Outstanding for Below Investment Grade Credits

	As of December 31, 2010
Description	Net Par Outstanding Financial Guaranty Insurance	% of Total Net Par Outstanding	Net Par Outstanding Credit Derivatives	% of Total Net Par Outstanding	Net Par Outstanding Total	% of Total Net Par Outstanding	Number of Credits in Category
	(dollars in millions)
BIG:
Category 1	$1,218	0.9%	$739	0.5%	$1,957	1.4%	95
Category 2	742	0.5	705	0.5	1,447	1.0	115
Category 3	1,661	1.2	322	0.2	1,983	1.4	89

Total BIG	$3,621	2.6%	$1,766	1.2%	$5,387	3.8%	299

	As of December 31, 2009
Description	Net Par Outstanding Financial Guaranty Insurance	% of Total Net Par Outstanding	Net Par Outstanding Credit Derivatives	% of Total Net Par Outstanding	Net Par Outstanding Total	% of Total Net Par Outstanding	Number of Credits in Category
	(dollars in millions)
BIG:
Category 1	$761	0.7%	$524	0.4%	$1,285	1.1%	97
Category 2	1,041	0.9	793	0.7	1,834	1.6	171
Category 3	1,349	1.1	253	0.2	1,602	1.3	59

Total BIG	$3,151	2.7%	$1,570	1.3%	$4,721	4.0%	327

4. Financial Guaranty Contracts Accounted for as Insurance

Accounting Policies

Premium Revenue Recognition

              Premiums are received either upfront at inception or in installments over the life of the contract. Accounting policies for financial guaranty contracts accounted for as insurance are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty. The Financial Accounting Standards Board ("FASB") issued an authoritative standard, effective January 1, 2009, that changed premium revenue recognition and loss recognition for contracts accounted for as financial guaranty insurance. Contracts accounted for as credit derivatives are excluded from this standard.

              The amount of unearned premium reserve at contract inception is determined as follows:

  •
  For upfront premium financial guaranty insurance contracts originally underwritten by the Company the amount of cash received.

  •
  For contracts where premiums are received in installments, the present value of either (1) contractual premiums due or (2) premiums expected to be collected over the life of the contract. The contractual term is used unless the obligations underlying the financial guaranty contract represent homogeneous pools of assets for which prepayments are contractually prepayable, the amount of prepayments are probable, and the timing and amount of prepayments can be reasonably estimated. The Company adjusts prepayment assumptions when those assumptions change and recognizes a prospective change in premium revenues as a result. When the Company adjusts prepayment assumptions, an adjustment is recorded to the unearned premium reserve, and a corresponding adjustment to the premium receivable.

              The Company recognizes unearned premium reserve as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease in the unearned premium reserve is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When the issuer of an insured financial obligation retires the insured financial obligation before its maturity, the financial guaranty insurance contract on the retired financial obligation is extinguished and as a result the assumed contract is extinguished. The Company immediately recognizes any nonrefundable unearned premium reserve related to that contract as premium revenue.

              In the Company's assumed businesses, the Company estimates the ultimate written and earned premiums to be received from a ceding company at the end of each quarter and the end of each year. A portion of the premiums must be estimated because some of the Company's ceding companies report premium data between 30 and 90 days after the end of the reporting period. Earned premium reported in the Company's consolidated statements of operations are based upon reports received from ceding companies supplemented by the Company's own estimates of premium for which ceding company reports have not yet been received. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined.

              Unearned premium reserve ceded to reinsurers is recorded as an asset called "ceded unearned premium reserve." The corresponding income statement recognition is included with the direct and assumed business in "net earned premiums".

              For premiums received in installments, the Company records premiums receivable as the present value of premiums due or expected to be collected over the life of the contracts. Installment premiums typically related to structured finance deals, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the contract. Premium payments to the ceding company are typically made from deal cash flows that are senior to payments made to the deal noteholders. Updates are made periodically to the amount of installment premiums due or expected to be collected when there are significant changes to recorded amounts. The offset to any change in premiums receivable is a corresponding change to unearned premium reserve. When these installment premiums are related to assumed reinsurance amounts, the Company also assesses the credit quality and liquidity of the company that the premiums are assumed from as well as the impact of any potential regulatory constraints to determine the collectability of such amounts. The Company had no premiums receivable amounts that it considers to be uncollectible as of December 31, 2010.

Loss and Loss Adjustment Expense Reserve

              Under financial guaranty insurance accounting, unearned premium reserve and loss and LAE reserve represent the Company's combined stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. Loss and LAE reserve is only recorded when expected losses to be paid exceed unearned premium reserve on a contract by contract basis.

              "Expected loss to be paid" represents the Company's discounted expected future cash outflows for claim payments, net of expected salvage and subrogation expected to be recovered. See "—Salvage and Subrogation" below.

              The "expected loss to be paid" is equal to the present value of expected future net cash outflows to be paid under the contract discounted using the current risk-free rate excluding reinsurance. That current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The Company updates the discount rate each quarter and reports the effect of such changes in loss development. Expected net cash outflows are probability weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected net cash outflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Salvage and Subrogation Recoverable

              When the Company through its reinsurance agreements becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated recoveries from disputed claim payments on contractual grounds, it reduces the "expected loss to be paid" on the contract. Such reduction in expected to be paid can result in one of the following:

  •
  a reduction in the corresponding loss and LAE reserve with a benefit to the income statement, or

  •
  no entry recorded if "total loss" is not in excess of deferred premium revenue, or

  •
  the recording of a salvage asset with a benefit to the income statement if the expected loss is in a net cash inflow position at the reporting date.

              To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, the Company would recognize a benefit or expense consistent with the manner it records changes in the expected recovery of all other claim payments.

Policy Acquisition Costs

              Costs that vary with and are directly related to the production of new financial guaranty contracts accounted for as insurance are deferred and amortized in relation to earned premiums. These costs include direct and indirect expenses such as ceding commissions, and the cost of underwriting and marketing personnel. Management uses its judgment in determining the type and amount of cost to be deferred. The Company conducts an annual study to review and update costs that qualify for deferral and deferral rates. Ceding commission income on business ceded to reinsurers reduce policy acquisition costs and are deferred. Expected loss and LAE and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of deferred acquisition cost ("DAC"). When an insured issue is retired early, the remaining related DAC is expensed at that time. Beginning January 1, 2009, ceding commission expense and income associated with future installment premiums on assumed and ceded business, respectively, are calculated at their contractually defined rates and recorded in deferred acquisition costs on the consolidated balance sheets with a corresponding offset to net premium receivable or payable.

              In October 2010, the FASB adopted Accounting Standards Update ("Update") No. 2010-26. This amendment in the Update specifies that certain costs incurred in the successful acquisition of new and renewal insurance contracts should be capitalized. These costs include incremental direct costs of contract acquisition that result directly from and are essential to the contract transaction and would not have been incurred by the insurance entity had the contract transaction not occurred. Costs incurred by the insurer for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs should be charged to expense as incurred. The amendment in the Update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. Retrospective application to all prior periods presented upon the date of adoption also is permitted, but not required. The Company is currently considering whether to adopt retrospectively and is evaluating the impact the amendment in the Update will have on its consolidated financial statements in 2012.

Adoption of Financial Guaranty Accounting Standard

              The following table presents the effect of adopting the new financial guaranty accounting standard on January 1, 2009 on the Company's consolidated balance sheet. The new financial guaranty accounting standard changed the premium revenue and loss recognition methodologies.

	December 31, 2008 As reported	Transition Adjustment	January 1, 2009

	(in millions)
ASSETS:
Deferred acquisition costs	$209.6	$127.0	$336.6
Premiums receivable, net of ceding commissions payable	23.6	447.1	470.7
Deferred tax asset, net	19.6	(2.5)	17.1
Salvage recoverable	24.0	4.9	28.9
Total assets	2,317.7	576.6	2,894.3
LIABILITIES AND SHAREHOLDER'S EQUITY:
Unearned premium reserve	$714.0	$581.5	$1,295.5
Loss and LAE reserve	90.7	(14.5)	76.2
Total liabilities	1,124.5	567.0	1,691.5
Retained earnings	331.8	9.6	341.4
Total shareholder's equity	1,193.2	9.6	1,202.8
Total liabilities and shareholder's equity	2,317.7	576.6	2,894.3

              A summary of the effects on the consolidated balance sheet amounts above is as follows:

  •
  DAC increased to reflect commissions on future installment premiums for assumed reinsurance policies.

  •
  Premium receivable, net of ceding commissions payable increased to reflect the recording of the net present value of future installment premiums discounted at a risk-free rate.

  •
  Unearned premium reserve increased to reflect the recording of the net present value of future installment premiums discounted at a risk-free rate and the change in the premium earnings methodology to the effective yield method prescribed by the new standard.

  •
  Loss and LAE reserve decreased to reflect the release of the Company's portfolio reserves on fundamentally sound credits. This was partially offset by an increase in case reserves, which are now calculated based on probability weighted cash flows discounted at a risk free rate instead of based on a single case best estimate reserve discounted based on the after-tax investment yield of the Company's investment portfolio (6%). Salvage recoverable increased to reflect the change in discount rates.

  •
  Deferred tax asset decreased to reflect the deferred tax effect of the above items.

  •
  Retained earnings as of January 1, 2009 increased to reflect the net effect of the above adjustments.

Financial Guaranty Insurance Premiums and Losses

              The following tables present net premium earned, premium receivable activity, expected collections of future premiums and expected future earnings on the existing book of business. The tables below provide the expected timing of premium revenue recognition, before accretion, and the expected timing of loss and LAE recognition, before accretion. Actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations and counterparty collectability issues. The amount and timing of actual premium earnings and loss expense may differ from the estimates shown below due to factors such as refundings, accelerations, future commutations and updates to loss estimates.

Net Earned Premiums

	Year Ended December 31,
	2010	2009
	(in millions)
Scheduled net earned premiums	$122.2	$ 85.8
Acceleration of premium earnings(1)	16.2	75.9
Accretion of discount on net premiums receivable	12.9	16.6

Total financial guaranty	151.3	178.3
Other	2.3	2.8

Total net earned premiums	$153.6	$181.1

(1)
Reflects the unscheduled refundings of underlying insured obligations.

Gross Premium Receivable, Net of Ceding Commissions Roll Forward

	Year Ended December 31,
	2010	2009
	(in millions)
Balance, beginning of period	$446.2	$ 23.6
Change in accounting	—	447.1

Balance beginning of the period, adjusted	446.2	470.7
Premium written, net	192.1	145.1
Premium payments received, net	(195.9)	(185.9)
Adjustments to the premium receivable:
Changes in the expected term of financial guaranty insurance contracts	(87.9)	(20.1)
Accretion of the discount	9.9	12.8
Foreign exchange translation	(16.0)	24.4
Other adjustments	(0.3)	(0.8)

Balance, end of period(1)	$348.1	$446.2

(1)
Includes premiums receivable of $(0.3) million and $0.0 million as of December 31, 2010 and 2009, respectively, for the other segment.

              Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 15% and 39% of the Company's installment premiums at December 31, 2010 and 2009, respectively, are denominated in currencies other than the U.S. dollar, primarily in euro and British Pound Sterling.

 Expected Collections of Gross Premiums Receivable,
Net of Ceding Commissions

December 31, 2010 (1)
(in millions)
Gross premium collections expected:
2011 (January 1 – March 31)	$74.0
2011 (April 1 - June 30)	7.4
2011 (July 1 - September 30)	7.7
2011 (October 1 – 31)	6.7
2012	31.4
2013	25.7
2014	24.0
2015	21.7
2016-2020	83.6
2021-2025	65.7
2026-2030	53.0
After 2030	56.6

Total gross expected collections	$457.5

(1)
Represents undiscounted amounts expected to be collected and excludes the other segment.

              The following table provides a schedule of the expected timing of the income statement recognition of financial guaranty insurance net unearned premium reserve and present value of net expected losses, pre-tax.

 Expected Timing of Financial Guaranty Insurance
Premium and Loss Recognition

	As of December 31, 2010
	Scheduled Net Earned Premium	Net Expected Loss to be Expensed(1)	Net

	(in millions)
2011 (January 1 - March 31)	$28.6	$0.7	$27.9
2011 (April 1 – June 30)	28.3	0.6	27.7
2011 (July 1 – September 30)	27.9	0.6	27.3
2011 (October 1 – December 31)	28.8	0.6	28.2
2012	103.1	2.3	100.8
2013	95.3	2.2	93.1
2014	88.1	1.9	86.2
2015	79.6	1.8	77.8
2016-2020	319.1	7.4	311.7
2021-2025	224.4	3.7	220.7
2026-2030	150.1	3.1	147.0
After 2030	148.3	4.5	143.8

Total present value basis(2)	1,321.6	29.4	1,292.2
Discount	141.6	241.1	(99.5)

Total future value	$1,463.2	$270.5	$1,192.7

(1)
These amounts reflect the Company's estimate as of December 31, 2010 of expected losses to be expensed and are not included in loss and LAE reserve because loss and LAE reserves are only recorded to the extent expected loss exceeds unearned premium reserve determined on a contract-by-contract basis.

(2)
Balances represent discounted amounts.

Selected Information for Policies Paid in Installments

	As of December 31,
	2010	2009
	(dollars in millions)
Premiums receivable, net of ceding commission payable	$348.1	$446.2
Gross unearned premium reserve	375.2	539.5
Weighted-average risk-free rate to discount premiums	3.5	3.2
Weighted-average period of premiums receivable (in years)	11.0	11.6

 Rollforward of Deferred Acquisition Costs

	Year Ended December 31,
	2010	2009
	(in millions)
Balance, beginning of period	$342.0	$209.6
Change in accounting	—	127.0
Costs deferred during the period:
Ceded and assumed commissions	67.5	48.8
Compensation and other acquisition costs	—	—

Total	67.5	48.8
Costs amortized during the period	(34.1)	(43.7)
Other	—	0.3

Balance, end of period	$375.4	$342.0

Loss Estimation Process

              The Company has established its own loss reserve committee, which reviews its reserving methodology with the Company's board of directors.

              The Company's loss reserve committee estimates expected losses. Surveillance personnel present analysis related to potential losses to the Company's loss reserve committee for consideration in estimating the expected loss of the Company. Such analysis includes the consideration of various scenarios with potential probabilities assigned to them. Depending upon the nature of the risk, the Company's view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions, judgmental assessment or loss estimates provided by ceding insurers. The Company's loss reserve committee reviews and refreshes expected loss estimates each quarter. The Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance due to changing economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss is an inherently subjective process involving numerous estimates, assumptions and judgments by management.

              The following table presents a rollforward of the present value of net expected loss and LAE to be paid by sector. Expected loss to be paid is the Company's estimate of the present value of future claim payments, net of reinsurance and net of salvage and subrogation which includes the present value benefit of estimated recoveries for breaches of R&W.

 Financial Guaranty Insurance
Present Value of Net Expected Loss and LAE to be paid
Roll Forward by Sector(1)

	Expected Loss to be Paid as of December 31, 2009	Development and Accretion of Discount	Less: Paid Losses	Expected Loss to be Paid as of December 31, 2010
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$0.7	$—	$0.7
Alt-A first lien	7.9	3.1	0.5	10.5
Alt-A option ARM	10.6	6.7	3.0	14.3
Subprime	5.3	11.1	0.8	15.6

Total first lien	23.8	21.6	4.3	41.1
Second lien:
Closed end second lien	6.0	(6.9)	(2.4)	1.5
HELOC	(43.7)	14.9	37.6	(66.4)

Total second lien	(37.7)	8.0	35.2	(64.9)

Total U.S. RMBS	(13.9)	29.6	39.5	(23.8)
Other structured finance	73.1	36.2	2.3	107.0
Public finance	24.8	7.7	(1.5)	34.0

Total	$84.0	$73.5	$40.3	$117.2

	Loss and LAE Reserve as of December 31, 2008	Change in Accounting (2)	Expected Loss to be Paid as of January 1, 2009	Development and Accretion of Discount	Less: Paid Losses	Expected Loss to be Paid as of December 31, 2009
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1.1	$(1.1)	$—	$—	$—	$—
Alt-A first lien	2.2	(0.7)	1.5	6.5	0.1	7.9
Alt-A option ARM	2.3	1.6	3.9	6.7	—	10.6
Subprime	2.2	0.3	2.5	3.4	0.6	5.3

Total first lien	7.8	0.1	7.9	16.6	0.7	23.8
Second lien:
Closed end second lien	7.4	(0.7)	6.7	9.3	10.0	6.0
HELOCs	(6.3)	(3.9)	(10.2)	65.1	98.6	(43.7)

Total second lien	1.1	(4.6)	(3.5)	74.4	108.6	(37.7)

Total U.S. RMBS	8.9	(4.5)	4.4	91.0	109.3	(13.9)
Other structured finance	36.1	6.9	43.0	28.3	(1.8)	73.1
Public finance	19.4	(7.0)	12.4	17.4	5.0	24.8

Total	$64.4	$(4.6)	$59.8	$136.7	$112.5	$84.0

(1)
Amounts include all expected payments. Amounts exclude expected losses in the other segment of $2.1 million as of December 31, 2010 and $2.1 million as of December 31, 2009.

(2)
Change in accounting for financial guaranty contracts related to the adoption of a new financial guaranty insurance accounting standard effective January 1, 2009.

              The Company's expected LAE for mitigating claim liabilities were $2.9 million and $2.8 million as of December 31, 2010 and 2009, respectively. The Company used weighted-average risk free rates ranging from 0% to 5.34% and 0.07% to 5.21% to discount expected losses as of December 31, 2010 and 2009, respectively.

Reconciliation of Net Expected Loss to be Paid and Net Expected Loss to be Expensed

As of December 31, 2010
(in millions)
Net expected loss to be paid	$117.2
Salvage and subrogation recoverable, net	88.0
Loss and LAE reserve, net	(175.8)

Net expected loss to be expensed	$29.4

Approach to Projecting Losses in U.S. RMBS

              The majority of U.S. RMBS losses before R&W benefit are assumed from AGC and AGM, the Company's affiliated ceding companies ("the affiliated ceding companies"). The Company records projected losses based on cession statements from the affiliated ceding companies. The Company, as reinsurer, has reviewed the assumptions used by the affiliated ceding companies in the determination of losses and R&W benefit, and agrees with the methodology outlined in detail below. Expected loss on U.S. RMBS, before consideration of the R&W benefit, was $99.4 million and $115.2 million as of December 31, 2010 and December 31, 2009, respectively, of which $78.5 million and $101.3 million, respectively, was from affiliated ceding companies.

              The affiliated ceding companies project losses in U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projection of any projected claim payments or reimbursements is then discounted to a present value using a risk free rate. For transactions where the affiliated ceding company project they will receive recoveries from providers of R&W, the projected amount of recoveries is included in the projected cash flows from the collateral. The Company reviews the results of scenarios run by the affiliated ceding companies and probability-weights the scenarios regarding potential mortgage collateral performance.

              The further behind a mortgage borrower falls in payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the "liquidation rate". Liquidation rates may be derived from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The affiliated ceding companies apply liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

              Mortgage borrowers that are a single payment or less behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The affiliated ceding companies project how much of the currently performing loans will default and when by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates, then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the liquidation of currently delinquent loans represent defaults of currently performing loans. A conditional default rate is the outstanding principal amount of loans defaulting in a given month divided by the remaining outstanding amount of the whole pool of loans (or "collateral pool balance"). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal repayments, and defaults.

              In order to derive collateral pool losses from the collateral pool defaults it has projected, the affiliated ceding companies apply a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The affiliated ceding companies project loss severities by sector based on experience to date. Further detail regarding the assumptions and variables the affiliated ceding companies used to project collateral losses in their U.S. RMBS portfolio may be found below in the sections "U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien" and "U.S. First Lien RMBS Loss Projections: Alt-A, Option ARM, Subprime and Prime".

              The affiliated ceding companies are in the process of enforcing, on behalf of RMBS issuers, claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The affiliated ceding companies calculate a credit to the RMBS issuer for such recoveries where the R&W were provided by an entity the affiliated ceding companies believe to be financially viable and where the affiliated ceding companies already have access or believe they will attain access to the underlying mortgage loan files. In second liens this credit is based on a factor of actual repurchase rates achieved, while in first liens this credit is estimated by reducing collateral losses projected by the affiliated ceding companies to reflect a factor of the recoveries the affiliated ceding companies believe they will achieve based on breaches identified to date. The first lien approach is different than the second lien approach because of the Company's first lien transactions have multiple tranches and a more complicated method is required to correctly allocate credit to each tranche. In each case, the credit is a function of the projected lifetime collateral losses in the collateral pool, so an increase in projected collateral losses increases the representation and warranty credit calculated by the affiliated ceding companies for the RMBS issuer. Further detail regarding how the Company calculates these credits may be found under "Breaches of Representations and Warranties" below.

              The affiliated ceding companies project the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) recoveries for breaches of R&W as described above. The affiliated ceding companies then apply an individual model of the structure of the transaction to the projected future cash flow from that transaction's collateral pool to project the Company's future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted to a present value using a risk free rate and compared to the unearned premium reserve for that transaction. As noted above, the affiliated ceding companies run several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

Year-End 2010 U.S. RMBS Loss Projections

              The affiliated ceding companies' RMBS projection methodology assumes that the housing and mortgage markets will eventually recover. So, to the extent it retains the shape of the curves and probability weightings used in the previous quarter, the affiliated ceding companies essentially assume the recovery in the housing and mortgage markets will be delayed by another three months.

              The scenarios used to project RMBS collateral losses in first quarter of 2010, with the exception of an increase to the subprime loss severity, were the same as those employed at year-end 2009. In the second quarter 2010 the affiliated ceding companies changed how scenarios were run as compared to the first quarter 2010 to reflect the view that it was observing the beginning of an improvement in the housing and mortgage markets. In the third and fourth quarters 2010 early stage delinquencies did not trend down as much as anticipated in the second quarter, so the curves were adjusted to reflect the observed early stage delinquencies. Additionally, in the fourth quarter 2010, due to concerns about the timing and strength of any recovery in the mortgage and housing markets, the probability weightings were adjusted to reflect a somewhat more pessimistic view. Also in the fourth quarter 2010 the initial subprime loss severity assumption was increased to reflect recent experience.

Taken together, the changes in the assumptions between year-end 2009 and 2010 had the effect of (a) reflecting a slower recovery in the housing market than had been assumed at the beginning of the year, and (b) increasing the assumed initial loss severities for subprime transactions from 70% to 80%.

              The methodology the affiliated ceding companies used to project RMBS losses prior to AGL's acquisition of Assured Guaranty Municipal Holdings Inc. ("AGMH") on July 1, 2009 ("AGMH Acquisition") was somewhat different than the current methodology. For the third quarter 2009 the affiliated ceding companies adopted a methodology to project RMBS losses that was based on a combination of the approaches used by the affiliated ceding companies and AGMH prior to the AGMH Acquisition. For this reason, the results are not directly comparable.

              The affiliated ceding companies also used generally the same methodology to project the credit received by the RMBS issuers for recoveries on R&W at year-end 2010 as it used at year-end 2009. Other than the impact of the increase in projected collateral defaults on the calculation of the credit, the primary difference relates to the population of transactions included in its R&W credits. The affiliated ceding companies added credits for four second lien transactions: two transactions where a capital infusion of the provider of the R&W made that company financially viable in the affiliated ceding companies' opinion and another two transactions where the affiliated ceding companies obtained loan files that it had not previously concluded were accessible. The affiliated ceding companies added credits for four first lien transactions where it has obtained loan files that it had not previously concluded were accessible. The affiliated ceding companies also refined some of the assumptions in the calculation of the amount of the credit to reflect actual experience.

              Prior to the AGMH Acquisition the affiliated ceding companies used a similar approach to calculate a credit for recoveries on R&W, but on its smaller RMBS portfolio and based on its projected losses at the time.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed End Second Lien

              The Company reinsures two types of second lien RMBS: those secured by HELOCs and those secured by closed end second lien mortgages. HELOCs are revolving lines of credit generally secured by a second lien on a one to four family home. A mortgage for a fixed amount secured by a second lien on a one to four family home is generally referred to as a closed end second lien. Both first lien RMBS and second lien RMBS sometimes include a portion of loan collateral with a different priority than the majority of the collateral. The Company has material exposure to second lien mortgage loans originated and serviced by a number of parties, but the Company's most significant second lien exposure is to HELOCs originated and serviced by Countrywide, a subsidiary of Bank of America Corporation.

              The delinquency performance of HELOC and closed end second lien exposures included in transactions reinsured by the Company began to deteriorate in 2007, and such transactions, particularly those originated in the period from 2005 through 2007, continue to perform below the Company's original underwriting expectations. While insured securities benefit from structural protections within the transactions designed to absorb collateral losses in excess of previous historical high levels, in many second lien RMBS projected losses now exceed those structural protections.

              The Company believes the primary variables impacting its expected losses in second lien RMBS transactions are the amount and timing of future losses in the collateral pool supporting the transactions and the amount of loans repurchased for breaches of R&W. Expected losses are also a function of the structure of the transaction, the voluntary prepayment rate (typically also referred to as conditional prepayment rate of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are: interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from assumptions used, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

              The following table shows the key assumptions used in the calculation of estimated expected losses for the Company's vintage 2004 — 2008 second lien U.S. RMBS as of December 31, 2010 and December 31, 2009:

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC Key Variables	As of December 31, 2010	As of December 31, 2009
Plateau conditional default rate	0.6 – 22.1%	10.7–40.0%
Final conditional default rate trended down to	0.4 – 3.2%	0.5–3.2%
Expected period until final conditional default rate	24 months	21 months
Initial conditional prepayment rate	1.3 – 32.6%	1.9–14.9%
Final conditional prepayment rate	10%	10%
Loss severity	98%	95%
Initial draw rate	0.0 – 15.5%	0.1–4.1%

Closed End Second Lien Key Variables	As of December 31, 2010	As of December 31, 2009
Plateau conditional default rate	3.9 – 27.1%	21.5–44.2%
Final conditional default rate trended down to	2.9 – 8.1%	3.3–8.1%
Expected period until final conditional default rate achieved	24 months	21 months
Initial conditional prepayment rate	1.3 – 9.7%	0.8–3.6%
Final conditional prepayment rate	10%	10%
Loss severity	98%	95%

(1)
Represents assumptions for most heavily weighted scenario (the "base case").

              In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally "charged off" (treated as defaulted) by the securitization's servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The affiliated ceding companies estimate the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding 12 months' liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a conditional default rate. The first four months' conditional default rate is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the conditional default rate is calculated using the average 30-59 day past due balances for the prior three months. The fifth month is then used as the basis for the plateau period that follows the embedded five months of losses.

              As of December 31, 2010, in the base scenario, the conditional default rate (the "plateau conditional default rate") was held constant for one month. (At year-end 2009 the plateau default rate was held constant for four months.) Once the plateau period has ended, the conditional default rate is assumed to gradually trend down in uniform increments to its final long-term steady state conditional default rate. In the base scenario the time over which the conditional default rate trends down to its final conditional default rate is eighteen months (compared to twelve months at year-end 2009). Therefore, the total stress period for second lien transactions would be twenty-four months which is comprised of: five months of delinquent data, a one month plateau period and an eighteen month decrease to the steady state conditional default rate. This is three months longer than the 21 months used at year-end 2009. The long-term steady state conditional default rates are calculated as the constant conditional default rates that would have yielded the amount of losses originally expected at underwriting. When a second lien loan defaults, there is generally very low recovery. Based on current expectations of future performance, the Company reduced its loss recovery assumption to 2% from 5% (thus increasing its severity from 95% to 98%) in the third quarter of 2010.

              The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (which is a function of the conditional default rate and the loan balance over time) as well as the amount of excess spread (which is the excess of the interest paid by the borrowers on the underlying loan over the amount of interest and expenses owed on the insured obligations). In the base case, the current conditional prepayment rate is assumed to continue until the end of the plateau before gradually increasing to the final conditional prepayment rate over the same period the conditional default rate decreases. For transactions where the initial conditional prepayment rate is higher than the final conditional prepayment rate, the initial conditional prepayment rate is held constant. The final conditional prepayment rate is assumed to be 10% for both HELOC and closed end second lien transactions. This level is much higher than current rates, but lower than the historical average, which reflects the Company's continued uncertainty about performance of the borrowers in these transactions. This pattern is consistent with how the affiliated ceding companies modeled the conditional prepayment rate at year-end 2009. To the extent that prepayments differ from projected levels it could materially change projected excess spread.

              The affiliated ceding companies use a number of other variables in their second lien loss projections, including the spread between relevant interest rate indices, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percent of current outstanding advances). For HELOC transactions, the draw rate is assumed to decline from the current level to the final draw rate over a period of three months. The final draw rates were assumed to range from 0.0% to 3.4%.

              In estimating expected losses, the affiliated ceding companies modeled and probability weighted three possible conditional default rate curves applicable to the period preceding the return to the long-term steady state conditional default rate. Given that draw rates have been reduced to levels below the historical average and that loss severities in these products have been higher than anticipated at inception, the Company believes that the level of the elevated conditional default rate and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the modeling assumptions used by the affiliated ceding companies.

              At year-end 2010, the affiliated ceding companies' base case assumed a one month conditional default rate plateau and an 18 month ramp down. Increasing the conditional default rate plateau to 4 months and keeping the ramp down at 18 months would increase the expected loss by approximately $14.2 million for HELOC transactions and $1.5 million for closed end second lien transactions. On the other hand, keeping the conditional default rate plateau at one month but decreasing the length of the conditional default rate ramp down to the 12 month assumption used at year-end 2009 would decrease the expected loss by approximately $9.0 million for HELOC transactions and $0.9 million for closed end second lien transactions.

U.S. First Lien RMBS: Loss Projections: Alt-A, Option ARM, Subprime and Prime

              First lien RMBS are generally categorized in accordance with the characteristics of the first lien mortgage loans on one to four family homes supporting the transactions. The collateral supporting "Subprime RMBS" transactions is comprised of first-lien residential mortgage loans made to subprime borrowers. A "subprime borrower" is one considered to be a higher risk credit based on credit scores or other risk characteristics. Another type of RMBS transaction is generally referred to as "Alt-A RMBS." The collateral supporting such transactions is comprised of first-lien residential mortgage loans made to "prime" quality borrowers who lack certain ancillary characteristics that would make them prime. When more than 66% of the loans originally included in the pool are mortgage loans with an option to make a minimum payment that has the potential to negatively amortize the loan (i.e., increase the amount of principal owed), the transaction is referred to as an "Option ARM." Finally, transactions may be primarily composed of loans made to prime borrowers. Both first lien RMBS and second lien RMBS sometimes include a portion of loan collateral with a different priority than the majority of the collateral.

              The performance of the Company's first lien RMBS exposures began to deteriorate in 2007 and such transactions, particularly those originated in the period from 2005 through 2007 continue to perform below the Company's original underwriting expectations. The Company currently projects first lien collateral losses many times those expected at the time of underwriting. While insured securities benefitted from structural protections within the transactions designed to absorb some of the collateral losses, in many first lien RMBS transactions, projected losses exceed those structural protections.

              The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are delinquent, in foreclosure or where the loan has been foreclosed and the RMBS issuer owns the underlying real estate). An increase in non-performing loans beyond that projected in the previous period is one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the affiliated ceding companies applied a liquidation rate assumption to loans in each of the various delinquency categories. The affiliated ceding companies arrived at their liquidation rates based on data in loan performance and assumptions about how delays in the foreclosure process may ultimately affect the rate at which loans are liquidated. The following table shows the liquidation assumptions for various delinquency categories as of December 31, 2010 and 2009. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given aging category that will default within a specified time period. The liquidations are projected to occur over two years.

	December 31, 2010	December 31, 2009
30 – 59 Days Delinquent
Alt-A first lien	45%	45%
Alt-A option ARM	50	50
Subprime	50	50
60 – 89 Days Delinquent
Alt-A first lien	65	65
Alt-A option ARM	65	65
Subprime	65	65
90 – Bankruptcy
Alt-A first lien	70	70
Alt-A option ARM	75	75
Subprime	75	75
Foreclosure
Alt-A first lien	85	85
Alt-A option ARM	85	85
Subprime	85	85
Real Estate Owned
Alt-A first lien	100	100
Alt-A option ARM	100	100
Subprime	100	100

              While the affiliated ceding companies use liquidation rates as described above to project defaults of non-performing loans, defaults are projected on presently current loans by applying a conditional default rate trend. The start of that conditional default rate trend is based on the defaults projected to emerge from currently nonperforming loans. The total amount of expected defaults from the nonperforming loans is translated into a constant conditional default rate (i.e., the conditional default rate plateau), which, if applied for each of the next 24 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The conditional default rate thus calculated individually on the collateral pool for each RMBS is then used as the starting point for the conditional default rate curve used to project defaults of the presently performing loans.

              In the base case, each transaction's conditional default rate is projected to improve over 12 months to an intermediate conditional default rate (calculated as 15% of its conditional default rate plateau); that intermediate conditional default rate is held constant for 36 months and then trails off in steps to a final conditional default rate of 5% of the conditional default rate plateau. Under the affiliated ceding companies' methodology, defaults projected to occur in the first 24 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected conditional default rate trend after the first 24 month period represent defaults attributable to borrowers that are currently performing.

              Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historical high levels and the Company is assuming that these historical high levels will continue for another year. The Company determines its initial loss severity based on actual recent experience. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning in December 2011, and in the base scenario decline over two years to 40%.

              The following table shows the key assumptions used in the calculation of expected losses for the Company's vintage 2004 – 2008 first lien U.S. RMBS as of December 31, 2010 and December 31, 2009.

Key Assumptions in Base Case Expected Loss Estimates of First Lien RMBS Transactions

	As of December 31, 2010	As of December 31, 2009
Alt-A First Lien
Plateau conditional default rate	2.6% - 42.2%	1.5% - 35.7%
Intermediate conditional default rate	0.4% - 6.3%	0.2% - 5.4%
Final conditional default rate	0.1% - 2.1%	0.1% - 1.8%
Initial loss severity	60%	60%
Initial conditional prepayment rate	0.0% - 36.5%	0.0% - 20.5%
Final conditional prepayment rate	10%	10%
Alt-A option ARM
Plateau conditional default rate	11.7% - 32.7%	13.5% - 27.0%
Intermediate conditional default rate	1.8% - 4.9%	2.0% - 4.1%
Final conditional default rate	0.6% - 1.6%	0.7% - 1.4%
Initial loss severity	60%	60%
Initial conditional prepayment rate	0.0% - 17.7%	0.0% - 3.5%
Final conditional prepayment rate	10%	10%
Subprime
Plateau conditional default rate	9.0% - 34.6%	7.1% - 29.5%
Intermediate conditional default rate	1.3% - 5.2%	1.1% - 4.4%
Final conditional default rate	0.4% - 1.7%	0.4% - 1.5%
Initial loss severity	80%	70%
Initial conditional prepayment rate	0.0% - 13.5%	0.0% - 12.0%
Final conditional prepayment rate	10%	10%

              The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the conditional prepayment rate follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final conditional prepayment rate, which is assumed to be either 10% or 15% depending on the scenario run. For transactions where the initial conditional prepayment rate is higher than the final conditional prepayment rate, the initial conditional prepayment rate is held constant.

              The ultimate performance of the Company's first lien RMBS transactions remains highly uncertain and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust the loss projections for those transactions based on actual performance and management's estimates of future performance.

              In estimating expected losses, the affiliated ceding companies modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast recovery is expected to occur. The primary variable when modeling sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the current conditional default rate. The affiliated ceding companies also stressed conditional prepayment rates and the speed of recovery of loss severity rates. In a somewhat more stressful environment than that of the base case, where the conditional default rate recovery was more gradual and the final conditional prepayment rate was 15% rather than 10%, the Company's expected losses would increase by approximately $0.7 million for Alt-A first liens, $1.2 million for Option ARMs, $1.0 million for subprime and $0.1 million for prime transactions. In an even more stressful scenario where the conditional default rate plateau was extended 3 months (to be 27 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4 rather than 2 years (and subprime loss severities were assumed to recover only to 55%), the Company's expected losses would increase by approximately $2.0 million for Alt-A first liens, $3.8 million for Option ARMs, $5.0 million for subprime and $0.3 million for prime transactions. The affiliated ceding companies also considered a scenario where the recovery was faster than in its base case. In this scenario, where the conditional default rate plateau was 3 months shorter (21 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, the Company's expected losses would decrease by approximately $1.7 million for Alt-A first liens, $2.5 million for Option ARMs, $1.9 million for subprime and $0.2 million for prime transactions.

Breaches of Representations and Warranties

              The affiliated ceding companies are pursuing reimbursements for breaches of R&W regarding loan characteristics, which will directly impact the Company, as reinsurer. Performance of the collateral underlying certain first and second lien securitizations has substantially differed from the Company's original expectations. The affiliated ceding companies have employed several loan file diligence firms and law firms as well as devoted internal resources to review the mortgage files surrounding many of the defaulted loans. The affiliated ceding companies identified thousands of loan files that breached one or more R&W regarding the characteristics of the loans, such as misrepresentation of income or employment of the borrower, occupancy, undisclosed debt and non-compliance with underwriting guidelines at loan origination. The affiliated ceding companies continue to review new files as new loans default and as new loan files are made available to it. The affiliated ceding companies generally obtain the loan files from the originators or servicers (including master servicers). In some cases, the affiliated ceding companies request loan files via the trustee, which then requests the loan files from the originators and/or servicers. On second lien loans, the affiliated ceding companies request loan files for all charged-off loans. On first lien loans, the affiliated ceding companies request loan files for all severely (60+ days) delinquent loans and all liquidated loans. Recently, the affiliated ceding companies started requesting loan files for all the loans (both performing and non-performing) in certain deals to limit the number of requests for additional loan files as the transactions season and loans charge-off become 60+ days delinquent or are liquidated. (The Company takes no credit for R&W breaches on loans that are expected to continue to perform.) Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company's exposure. These amounts reflect payments made pursuant to the negotiated transaction agreements and not payments made pursuant to legal settlements. See "Recovery Litigation" below for a description of the related legal proceedings the affiliated ceding companies have commenced.

              The Company has included in its net expected loss estimates as of December 31, 2010 an estimated benefit from repurchases of $123.2 million. The amount of benefit recorded as a reduction of expected losses was calculated by extrapolating each transaction's breach rate on defaulted loans to projected defaults. The Company did not incorporate any gain contingencies or damages paid from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to contractual R&W is uncertain and subject to a number of factors including the counterparty's ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company's estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W, the Company considered the credit worthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches with the provider of the R&W and the potential amount of time until the recovery is realized.

              The calculation of expected recovery from breaches of R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing very limited recoveries. The Company did not include any recoveries related to breaches of R&W in amounts greater than the losses it expected to pay under any given cash flow scenario. These scenarios were probability weighted in order to determine the recovery incorporated into the Company's reserve estimate. This approach was used for both loans that had already defaulted and those assumed to default in the future. In all cases, recoveries were limited to amounts paid or expected to be paid by the Company.

              The following table represents the Company's total estimated recoveries netted in expected loss to be paid, from defective mortgage loans included in certain first and second lien U.S. RMBS loan securitizations that it insures. The Company had $123.2 million of estimated recoveries from ineligible loans as of December 31, 2010, of which $86.4 million is reported in salvage and subrogation recoverable, $35.6 million is netted in loss and LAE reserves and $1.2 million is netted in unearned premium reserve. The Company had $129.1 million of estimated recoveries from ineligible loans as of December 31, 2009, of which $44.2 million was reported in salvage and subrogation recoverable, $31.9 million is netted in loss and LAE reserves and $53.0 million is included within the Company's unearned premium reserve portion of its stand-ready obligation reported on the Company's consolidated balance sheet.

 Rollforward of Estimated Benefit from Recoveries of Representation and Warranty Breaches,
Net of Reinsurance

	# of Insurance Policies as of December 31, 2010 with R&W Benefit Recorded	Outstanding Principal and Interest of Policies with R&W Benefit Recorded as of December 31, 2010	Future Net R&W Benefit at December 31, 2009	R&W Development and Accretion of Discount during Year	Less: R&W Recovered During 2010	Future Net R&W Benefit at December 31, 2010
	(dollars in millions)
Prime first lien	1	$ 28.6	$ —	$ 0.6	$ —	$ 0.6
Alt-A first lien	16	88.3	2.2	0.5	—	2.7
Alt-A option ARM	11	23.0	3.8	5.8	5.8	3.8
Subprime	—	1.6	—	0.2	—	0.2
Closed end second lien	4	30.1	12.3	0.4	—	12.7
HELOC	13	287.0	110.8	13.1	20.7	103.2

Total	45	$458.6	$129.1	$20.6	$26.5	$123.2

	# of Insurance Policies as of December 31, 2009 with R&W Benefit Recorded	Outstanding Principal and Interest of Policies with R&W Benefit Recorded as of December 31, 2009	Future Net R&W Benefit at December 31, 2008	R&W Development and Accretion of Discount during Year	Less: R&W Recovered During 2009	Future Net R&W Benefit at December 31, 2009
	(dollars in millions)
Prime first lien	—	$ —	$ —	$ —	$ —	$ —
Alt-A first lien	16	48.5	—	2.2	—	2.2
Alt-A option ARM	9	104.3	—	10.5	6.7	3.8
Subprime	—	—	—	—	—	—
Closed end second lien	2	36.1	—	12.3	—	12.3
HELOC	11	645.2	16.5	95.2	0.9	110.8

Total	38	$834.1	$16.5	$120.2	$7.6	$129.1

              The following table provides a breakdown of the development and accretion amount in the rollforward of estimated recoveries associated with alleged breaches R&W:

Year Ended December 31, 2010
(in millions)
Inclusion of new deals with breaches of R&W during period	$9.2
Change in recovery assumptions as the result of additional file review and recovery success	2.3
Estimated increase in defaults that will result in additional breaches	8.6
Accretion of discount on balance	0.5

Total	$20.6

              The $20.6 million R&W development and accretion of discount during 2010 in the above table primarily resulted from an increase in loan file reviews, increased success rates in putting back loans, and increased projected defaults on loans with breaches of R&W. This development primarily can be broken down into changes in calculation inputs, changes in the timing and amounts of defaults and the inclusion of additional deals during the year for which the Company expects to obtain these benefits. The Company has reflected seven additional transactions during 2010 which resulted in approximately $9.2 million of the development. The remainder of the development primarily relates to changes in assumptions and additional projected defaults. The accretion of discount was not a primary driver of the development. Changes in assumptions generally relate to an increase in loan file reviews and increased success rates in putting back loans. The affiliated ceding companies assume in the base case that recoveries on HELOC and closed end second lien loans will occur in two to four years from the balance sheet date depending on the scenarios and that recoveries on Alt-A, Option ARM and Subprime loans will occur as claims are paid over the life of the transactions. The $120.2 million R&W development and accretion of discount during 2009 in the above table primarily resulted from an increase in loan file reviews, and extrapolation of expected recoveries. The Company assumes that recoveries on HELOC and CES loans will occur in two years from the balance sheet date and that recoveries on Alt-A, Option ARM and Subprime loans will occur as claims are paid over the life of the transactions.

"XXX" Life Insurance Transactions

              The Company has reinsured $1.7 billion of net par in "XXX" life insurance reserve securitization transactions based on discrete blocks of individual life insurance business. In these transactions the monies raised by the sale of the bonds reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers. In order for the Company to incur an ultimate net loss on these transactions, adverse experience on the underlying block of life insurance policies and/or credit losses in the investment portfolio would need to exceed the level of credit enhancement built into the transaction structures. In particular, such credit losses in the investment portfolio could be realized in the event that circumstances arise resulting in the early liquidation of assets at a time when their market value is less than their intrinsic value.

              The Company's $1.7 billion in net par of XXX life insurance transactions includes, as of December 31, 2010, includes a total of $634 million rated BIG, comprising Class A-2 Floating Rate Notes issued by Ballantyne Re p.l.c and Series A-1 Floating Rate Notes issued by Orkney Re II p.l.c ("Orkney Re II"). The Company has rated the Ballantyne Re and Orkney Re II notes BIG. The Ballantyne Re and Orkney Re II XXX transactions had material amounts of their assets invested in U.S. RMBS transactions.

              Based on its analysis of the information currently available, including estimates of future investment performance provided by the current investment manager, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at December 31, 2010, the Company's gross expected loss, prior to reinsurance or netting of unearned premium, for its two BIG XXX reinsurance transactions was $54.1 million and its net reserve was $42.7 million.

Other Sectors and Transactions

              The Company has reinsured $115.7 billion of public finance transactions across a number of different sectors. Within that category, $1.6 billion is rated BIG, and the Company is projecting $34.0 million of expected losses across the portfolio.

              Of these losses, $24.9 million are expected in relation to BIG student loan transactions with $770.2 million of net par outstanding. The largest of these losses was $18.5 million and related to a transaction backed by a pool of government-guaranteed student loans ceded to AG Re by another monoline insurer. The guaranteed bonds were issued as variable rate demand obligations that have since been "put" to the bank liquidity providers and now bear a high rate of interest. Further the underlying loan collateral has performed below expectations. The Company has estimated its losses based upon a weighting of potential outcomes.

              The Company continues to closely monitor other sectors and individual financial guaranty insurance transactions it feels warrant the additional attention, including, as of December 31, 2010, its commercial real estate exposure of $389.3 million of net par, its trust preferred securities ("TruPS") collateralized debt obligations ("CDOs") exposure of $320.5 million, its insurance on a financing of 78 train sets (one train set being composed of eight cars) for an Australian commuter railway for $168.1 million net par and its U.S. health care exposure of $6.4 billion of net par.

Recovery Litigation

              As of the date of this filing, the affiliated ceding companies have filed lawsuits with regard to six second lien U.S. RMBS transactions reinsured by the Company, alleging breaches of R&W both in respect of the underlying loans in the transactions and the accuracy of the information provided to the affiliated ceding companies, and failure to cure or repurchase defective loans identified by the affiliated ceding companies to such persons. These transactions consist of the ACE Securities Corp. Home Equity Loan Trust, Series 2006-GP1, the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 and the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL3 transactions (in each of which AGC or AGM has sued DB Structured Products, Inc. and its affiliate ACE Securities Corp.), the SACO I Trust 2005-GP1 transaction (in which AGC has sued JPMorgan Chase & Co.'s affiliate EMC Mortgage Corporation) and the Flagstar Home Equity Loan Trust, Series 2005-1 and Series 2006-2 transactions (in which AGM has sued Flagstar Bank, FSB, Flagstar Capital Markets Corporation and Flagstar ABS, LLC).

              AGM has also filed a lawsuit against UBS Securities LLC and Deutsche Bank Securities, Inc., as underwriters, as well as several named and unnamed control persons of IndyMac Bank, FSB and related IndyMac entities, with regard to two U.S. RMBS transactions that the Company had insured, alleging violations of state securities laws and breach of contract, among other claims. One of these transactions (referred to as IndyMac Home Equity Loan Trust 2007-H1) is a second lien transaction and the other (referred to as IndyMac IMSC Mortgage Loan Trust 2007-HOA-1) is a first lien transaction.

              In December 2008, AGUK, an affiliated company, sued J.P. Morgan Investment Management Inc. ("JPMIM"), the investment manager in the Orkney Re II transaction, in New York Supreme Court ("Court") alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. In January, 2010 the Court ruled against AGUK on a motion to dismiss filed by JPMIM dismissing AGUK's claims for breaches of fiduciary duty and gross negligence on the ground that such claims are preempted by the Martin Act, which is New York's blue sky law, such that only the New York Attorney General has the authority to sue JPMIM. AGUK appealed and, in November 2010, the Appellate Division (First Department) issued a ruling, ordering the Court's order to be modified to reinstate AGUK's claims for breach of fiduciary duty and gross negligence and certain of its claims for breach of contract, in each case for claims accruing on or after June 26, 2007. In December 2010, JPMIM filed a motion for permission to appeal to the Court of Appeals on the Martin Act issue; that motion was granted in February 2011.

Net Loss Summary

              The following table provides information on loss and LAE reserve net of reinsurance.

Loss and LAE Reserve, Net of Reinsurance

	As of December 31,
	2010	2009
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$0.6	$—
Alt-A first lien	10.0	7.5
Alt-A option ARM	16.0	10.4
Subprime	15.0	6.2

Total first lien	41.6	24.1
Second lien:
Closed end second lien	3.8	5.8
HELOC	10.9	17.5

Total second lien	14.7	23.3

Total U.S. RMBS	56.3	47.4
Other structured finance	87.8	48.9
Public finance	31.7	23.0

Total financial guaranty	175.8	119.3
Other	2.1	2.1

Total(1)	$177.9	$121.4

(1)
The December 31, 2010 total consists of $178.3 million loss and LAE reserves net of $0.4 million of reinsurance recoverable on unpaid losses. The December 31, 2009 total consists of $122.3 million loss and LAE reserve net of $0.9 million of reinsurance recoverable on unpaid losses.

              The following table provides information on salvage and subrogation recoverable on financial guaranty insurance and reinsurance contracts recorded as an asset on the consolidated balance sheets.

 Summary of Salvage and Subrogation

	As of December 31,
	2010	2009
	(in millions)
U.S. RMBS:
First lien:
Alt-A option ARM	$1.9	$—
Subprime	—	1.2

Total first lien	1.9	1.2
Second lien:
Closed end second lien	3.1	—
HELOC	77.7	62.1

Total second lien	80.8	62.1

Total U.S. RMBS	82.7	63.3
Other structured finance	0.2	—
Public finance	5.1	2.0

Total salvage and subrogation	$88.0	$65.3

Loss and LAE Reported
on the Consolidated Statements of Operations

	Year Ended December 31,
	2010	2009
	(in millions)
Financial Guaranty:
U.S. RMBS:
First lien:
Prime first lien	$0.4	$—
Alt-A first lien	4.5	6.3
Alt-A option ARM	8.9	6.6
Subprime	6.6	3.1

Total first lien	20.4	16.0
Second lien:
Closed end second lien	1.2	9.3
HELOC	25.4	64.7

Total second lien	26.6	74.0

Total U.S. RMBS	47.0	90.0
Other structured finance	44.9	14.4
Public finance	14.1	17.2

Total financial guaranty	106.0	121.6
Other	0.1	12.0

Total loss and LAE	$106.1	$133.6

 Net Losses Paid on Financial Guaranty Insurance Contracts

	Year Ended December 31,
	2010	2009
	(in millions)
U.S. RMBS
First lien:
Prime first lien	$—	$—
Alt-A first lien	0.5	0.2
Alt-A option ARM	3.0	—
Subprime	0.8	0.6

Total first lien	4.3	0.8
Second lien:
Closed end second lien	(2.4)	10.0
HELOC	37.6	98.6

Total second lien	35.2	108.6

Total U.S. RMBS	39.5	109.4
Other structured finance	2.3	(1.8)
Public finance	(1.5)	4.9

Total financial guaranty	40.3	112.5
Other	0.2	12.5

Total	$40.5	$125.0

              The following table provides information on financial guaranty insurance and reinsurance contracts categorized as BIG as of December 31, 2010 and 2009. There were no ceded losses in 2010 and 2009.

Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2010

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	68	70	77	215
Remaining weighted-average contract period (in years)	14.6	19.6	16.2	16.3
Outstanding exposure:
Principal	$1,217.9	$741.9	$1,661.4	$3,621.2
Interest	850.6	752.6	657.1	2,260.3

Total	$2,068.5	$1,494.5	$2,318.5	$5,881.5

Expected cash flows	$15.1	$186.1	$660.4	$861.6
Less:
Potential recoveries(2)	10.1	70.0	707.9	788.0
Discount	(1.0)	24.1	(66.7)	(43.6)

Present value of expected cash flows	$6.0	$92.0	$19.2	$117.2

Unearned premium reserve	$15.1	$17.5	$42.8	$75.4
Reserve (salvage) (3)	$14.0	$79.4	$(5.6)	$87.8

 Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2009

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	76	119	47	242
Remaining weighted-average contract period (in years)	16.1	18.1	16.4	16.9
Outstanding exposure:
Principal	$761.0	$1,040.4	$1,349.3	$3,150.7
Interest	488.9	984.9	287.8	1,761.6

Total	$1,249.9	$2,025.3	$1,637.1	$4,912.3

Expected cash flows	$3.2	$107.8	$344.0	$455.0
Less:
Potential recoveries(2)	2.9	18.2	226.2	247.3
Discount	(0.1)	17.5	106.3	123.7

Present value of expected cash flows	$0.4	$72.1	$11.5	$84.0

Unearned premium reserve	$1.3	$17.7	$14.7	$33.7
Reserve (salvage)(3)(4)	$0.1	$54.5	$(0.6)	$54.0

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

(2)
Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(3)
See table "Components of net reserves (salvage)".

(4)
Excludes LAE.

Components of Net Reserves (Salvage)

	As of December 31,
	2010	2009
	(in millions)
Loss and LAE reserve	$178.3	$122.3
Reinsurance recoverable on unpaid losses	(0.4)	(0.9)
Salvage and subrogation recoverable	(88.0)	(65.3)

Total	89.9	56.1
Less: other segment	2.1	2.1

Financial guaranty reserves, net of salvage and subrogation	$87.8	$54.0

5.           Fair Value Measurement

              The Company carries a portion of its assets and liabilities at fair value. Substantially all of such assets and liabilities are carried at fair value on a recurring basis.

              Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on the market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e. the most advantageous market).

              Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party's proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company's credit exposure such as collateral rights.

              Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company's creditworthiness, constraints on liquidity and unobservable parameters. Valuation adjustments are applied consistently over time. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company continues to refine its methodologies. During 2010, no changes were made to the Company's valuation models that had or are expected to have, a material impact on the Company's consolidated balance sheets or statements of operations and comprehensive income.

              The Company's methods for calculating fair value may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

              The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with level 1 being the highest and level 3 the lowest. An asset or liability's categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

              Level 1—Quoted prices for identical instruments in active markets.

              Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

              Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. This hierarchy requires the use of observable market data when available. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

              Transfers between levels 1, 2 and 3 in the investment portfolio are recognized at the beginning of the period when the transfer occurs. The Company reviews quarterly the classification between levels 1, 2 and 3 to determine, based on the definitions provided, whether a transfer is necessary.

              The following is a description of the valuation methodologies used by the Company to measure instruments at fair value.

Fixed Maturity Securities and Short-term Investments

              The fair value of bonds in the investment portfolio is generally based on quoted market prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. Such quotes generally consider a variety of factors, including recent trades of the same and similar securities. If quoted market prices are not available, the valuation is based on pricing models that use dealer price quotations, price activity for traded securities with similar attributes and other relevant market factors as inputs, including security type, rating, vintage, tenor and its position in the capital structure of the issuer. The Company considers security prices from pricing services, index providers or broker-dealers to be Level 2 in the fair value hierarchy. Prices determined based upon model processes where at least one significant model assumption or input is unobservable are considered to be Level 3 in the fair value hierarchy. The Company used model processes to price 3 fixed maturity securities as of December 31, 2010 and these securities were classified as Level 3. The Company did not make any internal adjustments to prices provided by its third party pricing service.

              Broker-dealer quotations obtained to price securities are generally considered to be indicative and are nonactionable (i.e., non-binding).

Financial Guaranty Contracts in Insurance Form

              The fair value of the Company's financial guaranty contracts accounted for as insurance was based on management's estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company's in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed in recent portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. Accordingly, the Company classified this fair value measurement as Level 3.

Financial Guaranty Contracts Accounted for as Credit Derivatives

              The Company records credit derivative mark-to-market values based on cession statements from AGC and AGM, the Company's affiliated ceding companies. The Company, as reinsurer, has reviewed the assumptions used by the affiliated ceding companies in the determination of the fair value of credit derivatives, and agrees with the methodology outlined in detail below. Approximately 85% and 11% of credit derivative net par outstanding is assumed from AGC and AGM, respectively. The remaining par insured by the company is assumed from third party insurers.

              The credit derivatives to which the Company has exposure consist of insured CDS contracts requiring fair value accounting through the statement of operations. The Company does not typically terminate its credit derivative contracts, and there are no quoted prices for its instruments or for similar instruments. The affiliated ceding companies determine the fair value of the credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the value of the contracts in principal markets. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts issued by the affiliated ceding companies. Therefore, the valuation of credit derivative contracts requires the use of models that contain significant, unobservable inputs. The Company accordingly believes the credit derivative valuations are in Level 3 in the fair value hierarchy.

              Inputs include expected contractual life and credit spreads, based on observable market indices and on recent pricing for similar contracts. Credit spreads capture the impact of recovery rates and performance of underlying assets, among other factors, on these contracts. The pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies' own credit spread affects the pricing of its deals. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity could also impact valuations of the underlying obligations.

              The fair value of the Company's credit derivative contracts represents the difference between the present value of remaining expected net premiums received or paid for the credit protection and the estimated present value of premiums that a comparable credit-worthy financial guarantor would hypothetically charge or pay for the same protection. The fair value of the Company's credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the affiliated ceding companies' own credit risk and remaining contractual cash flows. The expected remaining contractual cash flows are the most readily observable inputs since they are based on the CDS contractual terms. These cash flows include net premiums and claims to be received or paid under the terms of the contract.

              Market conditions at December 31, 2010 were such that market prices of the affiliated ceding companies' CDS contracts were not generally available. Since market prices were not available, the affiliated ceding companies used proprietary valuation models that used both unobservable and observable market data inputs such as various market indices, credit spreads, their own credit spread, and estimated contractual payments to estimate the fair value of its credit derivatives. These models are primarily developed internally based on market conventions for similar transactions.

              Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. These terms differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company's assumed business employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as novations upon exiting a line of business. Because of these terms and conditions, the fair value of the Company's credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market. The affiliated ceding companies' models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

              Valuation models include management estimates and current market information. Management is also required to make assumptions on how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company's consolidated financial statements and the differences may be material.

Assumptions and Inputs

              Listed below are various inputs and assumptions that are key to the establishment of the Company's fair value for assumed CDS contracts.

              The key assumptions used in the model to value direct credit derivative contracts, are described below. The Company assumes its proportional share of the resulting fair value based on the terms of its reinsurer treaties.

  •
  How gross spread is calculated: Gross spread is the difference between the yield of a security paid by an issuer on an insured versus uninsured basis or, in the case of a CDS transaction, the difference between the yield and an index such as the London Interbank Offered Rate ("LIBOR"). Such pricing is well established by historical financial guaranty fees relative to capital market spreads as observed and executed in competitive markets, including in financial guaranty reinsurance and secondary market transactions.

  •
  How gross spread is allocated: Gross spread on a financial guaranty accounted for as CDS is allocated among:

  1.
  the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction ("bank profit");

  2.
  premiums paid to the affiliated ceding company for the credit protection provided ("net spread"); and

  3.
  the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure ("hedge cost").

  •
  The weighted average life which is based on expected remaining contractual cash flows and debt service schedules, which are the most readily observable inputs since they are based on the CDS contractual terms.

              The premium the affiliated ceding companies receive is referred to as the "net spread." The affiliated ceding companies' own credit risks are factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing the affiliated ceding company. The cost to acquire CDS protection referencing the affiliated ceding company affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing the affiliated ceding company increases, the amount of premium the affiliated ceding companies retain on a deal generally decreases. As the cost to acquire CDS protection referencing the affiliated ceding company decreases, the amount of premium the affiliated ceding companies retain on a deal generally increases. In the affiliated ceding companies' valuation model, the premium captured is not permitted to go below the minimum rate that would currently be charged to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts.

              The affiliated ceding company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts. To the extent available, actual transactions executed in the market during the accounting period are used to validate the model results and to explain the correlation between various market indices and indicative CDS market prices.

              The affiliated ceding companies' fair value model inputs are gross spread, credit spreads on risks assumed and credit spreads on the affiliated ceding companies' names.

              Gross spread is an input into the fair value model that is used to ultimately determine the net spread a comparable financial guarantor would charge to transfer risk at the reporting date. The estimate of the fair value represents the difference between the estimated present value of premiums that a comparable financial guarantor would accept to assume the risk on the current reporting date, on terms identical to the original contracts written by the affiliated ceding companies and the contractual premium for each individual credit derivative contract. Gross spread was an observable input that the affiliated ceding companies historically obtained for deals it had closed or bid on in the market place prior to the credit crisis. The affiliated ceding companies use these historical gross spreads as a reference point to estimate fair value in current reporting periods.

              The Company, along with the affiliated ceding companies, obtains credit spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company's transactions) as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. As discussed previously, these indices are adjusted to reflect the non-standard terms of the Company's CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the affiliated ceding companies compare the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

              For the affiliated ceding companies' credit spreads the Company obtains the quoted price of CDS contracts traded on the affiliated ceding companies from market data sources published by third parties.

    Example

              The following is an example of how changes in gross spreads, the affiliated ceding companies' own credit spread and the cost to buy protection on the affiliated ceding companies affect the amount of premium the affiliated ceding companies can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16	440	88
The affiliated ceding company's premium received per annum (in bps)	40	22	10	2

              In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the affiliated ceding company received premium of 40 basis points, or 22% of the gross spread.

              In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the affiliated ceding company would receive premium of 10 basis points, or 2% of the gross spread.

              In this example, the contractual cash flows (the affiliated ceding company premium received per annum above) exceed the amount a market participant would require the affiliated ceding company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract. The expected future cash flows for the affiliated ceding company's credit derivatives were discounted at rates ranging from 0.8% to 4.1% at December 31, 2010. The expected future cash flows for the affiliated ceding company's credit derivatives were discounted at rates ranging from 1.0% to 4.5% at December 31, 2009.

              The affiliated ceding company corroborates the assumptions in its fair value model, including the amount of exposure to the affiliated ceding companies hedged by its counterparties, with independent third parties each reporting period. The current level of the affiliated ceding companies' own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to the affiliated ceding companies. This reduces the amount of contractual cash flows the affiliated ceding company can capture for selling its protection.

              The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that contractual terms of financial guaranty insurance contracts typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor's own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

              A credit derivative asset on protection sold is the result of contractual cash flows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the current reporting date. If the affiliated ceding company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize an asset representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract.

              Management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the affiliated ceding company to exit its contracts. Management has determined that the exit market for the affiliated ceding company's credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the affiliated ceding companies' deals to establish historical price points in the hypothetical market that are used in the fair value calculation.

              The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, the affiliated ceding company either interpolates or extrapolates CDS spreads based on similar transactions or market indices.

  •
  Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available, they are used).

  •
  Credit spreads are interpolated based upon market indices or deals priced or closed during a specific quarter within a specific asset class and specific rating.

  •
  Credit spreads provided by the counterparty of the CDS.

  •
  Credit spreads are extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

              Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the affiliated ceding companies' objectives to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management's assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

Information by Credit Spread Type

	As of December 31,
	2010	2009
Based on actual collateral specific spreads	10%	9%
Based on market indices	74	81
Provided by the CDS counterparty	16	10

Total	100%	100%

              The affiliated ceding companies interpolates a curve based on the historical relationship between the premium received when a financial guaranty contract accounted for as a credit derivative is close to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For specific transactions where no price quotes are available and credit spreads need to be extrapolated, an alternative transaction for which the affiliated ceding company has received a spread quote from one of the first three sources within the affiliated ceding company's spread hierarchy is chosen. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The affiliated ceding company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions' current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness. In addition, management compares the relative change experienced on published market indices for a specific asset class for reasonableness and accuracy.

Strengths and Weaknesses of Model

              The affiliated ceding companies' credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

              The primary strengths of the CDS modeling techniques are:

  •
  The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

  •
  The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed to be the key parameters that affect fair value of the transaction.

  •
  The affiliated ceding companies use actual transactions, when available, to validate its model results and to explain the correlation between various market indices and indicative CDS market prices. Management first attempts to compare modeled values to premiums on deals the affiliated ceding companies receive on new deals written within the reporting period. If no new transactions were written for a particular asset type in the period or if the number of transactions is not reflective of a representative sample, management compares modeled results to premium bids offered to provide credit protection on new transactions within the reporting period, the premium the affiliated ceding companies have received on historical transactions to provide credit protection in net tight and wide credit environments and/or the premium on transactions closed by other financial guaranty insurance companies during the reporting period.

  •
  The model is a documented, consistent approach to valuing positions that minimizes subjectivity. The affiliated ceding companies have developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

              The primary weaknesses of the CDS modeling techniques are:

  •
  There is no exit market or actual exit transactions. Therefore the affiliated ceding companies' exit market is a hypothetical one based on the affiliated ceding companies' entry market.

  •
  There is a very limited market in which to verify the fair values developed by the affiliated ceding companies' model.

  •
  At December 31, 2010 and December 31, 2009, the markets for the inputs to the model were highly illiquid, which impacts their reliability. However, the Company employs various procedures to corroborate the reasonableness of quotes received and calculated by the affiliated ceding companies' internal valuation model, including comparing to other quotes received on similarly structured transactions, observed spreads on structured products with comparable underlying assets and, on a selective basis when possible, through second independent quotes on the same reference obligation.

  •
  Due to the non-standard terms under which the affiliated ceding companies' enter into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

              Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. As of December 31, 2010 and December 31, 2009 these contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most significantly the affiliated ceding companies' estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the affiliated ceding companies' current credit standing.

Financial Instruments Carried at Fair Value

              Amounts recorded at fair value in the Company's financial statements are included in the tables below.

Fair Value Hierarchy of Financial Instruments
As of December 31, 2010

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
U.S. government and agencies	$412.8	$—	$412.8	$—
Obligations of state and political subdivisions	104.2	—	104.2	—
Corporate securities	560.3	—	560.3	—
Mortgage-backed securities:
RMBS	723.6	—	719.3	4.3
CMBS	280.3	—	280.3	—
Asset-backed securities	145.3	—	112.0	33.3
Foreign government securities	2.2	—	2.2	—

Total fixed maturity securities	2,228.7	—	2,191.1	37.6
Short-term investments	105.5	3.9	101.6	—
Credit derivative assets	103.5	—	—	103.5

Total assets carried at fair value	$2,437.7	$3.9	$2,292.7	$141.1

Liabilities:
Credit derivative liabilities	$446.4	$—	$—	$446.4

Total liabilities carried at fair value	$446.4	$—	$—	$446.4

 Fair Value Hierarchy of Financial Instruments
As of December 31, 2009

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
U.S. government and agencies	$409.0	$—	$409.0	$—
Obligations of state and political subdivisions	108.8	—	108.8	—
Corporate securities	309.0	—	309.0	—
Mortgage-backed securities:
RMBS	814.1	—	814.1	—
CMBS	162.8	—	162.8	—
Asset-backed securities	84.9	—	84.9	—
Foreign government securities	6.7	—	6.7	—

Total fixed maturity securities	1,895.3	—	1,895.3	—
Short-term investments	224.6	3.5	221.1	—
Credit derivative assets	68.4	—	—	68.4

Total assets carried at fair value	$2,188.3	$3.5	$2,116.4	$68.4

Liabilities:
Credit derivative liabilities	$379.4	$—	$—	$379.4

Total liabilities carried at fair value	$379.4	$—	$—	$379.4

Changes in Level 3 Fair Value Measurements

              The table below presents a rollforward of the Company's financial instruments whose fair value included significant unobservable inputs (Level 3) during the year ended December 31, 2010 and 2009.

Fair Value Level 3 Rollforward

		Year Ended December 31, 2010
							Change in Unrealized Gains/(Losses) Related to Financial Instruments Held at December 31, 2010
		Total Pre-tax Realized/ Unrealized Gains/(Losses)(1) Recorded in:
	Fair Value at December 31, 2009			Purchases, Issuances, Settlements, net	Transfers in and/or out of Level 3	Fair Value at December 31, 2010
		Net Income (Loss)	Other Comprehensive Income (Loss)
	(in millions)
Fixed maturity securities	$—	$1.2(2)	$9.2	$23.9	$3.3	$37.6	$9.2
Credit derivative asset (liability), net(3)	(311.0)	5.5(4)	—	(37.4)	—	(342.9)	(0.1)

Year Ended December 31, 2009
		Total Pre-tax Realized/ Unrealized Gains/(Losses)(1) Recorded in:					Change in Unrealized Gains/(Losses) Related to Financial Instruments Held at December 31, 2009
	Fair Value at December 31, 2008			Purchases, Issuances, Settlements, net	Transfers in and/or out of Level 3	Fair Value at December 31, 2009
		Net Income (Loss)	Other Comprehensive Income (Loss)
(in millions)
Credit derivative asset (liability), net(3)	$(230.6)	$(70.3)(4)	$—	$(10.1)	$—	$(311.0)	$(62.4)

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)
Included in realized investments gains (losses) and net investment income.

(3)
Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(4)
Reported in net change in fair value of credit derivatives.

              The carrying amount and estimated fair value of financial instruments are presented in the following table:

Fair Value of Financial Instruments

	As of December 31, 2010		As of December 31, 2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed maturity securities	$2,228.7	$2,228.7	$1,895.3	$1,895.3
Short-term investments	105.5	105.5	224.6	224.6
Credit derivative assets	103.5	103.5	68.4	68.4
Liabilities:
Financial guaranty insurance contracts(1)	1,077.4	1,141.9	920.8	1,118.3
Credit derivative liabilities	446.4	446.4	379.4	379.4

(1)
Includes the balance sheet amounts related to financial guaranty insurance contract premiums and losses, net of reinsurance.

6.           Financial Guaranty Contracts Accounted for as Credit Derivatives

Accounting Policy

              Credit derivatives are recorded at fair value. Changes in fair value are recorded in "net change in fair value of credit derivatives" on the consolidated statement of operations. Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, contractual claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commissions (expense) income and any realized gains or losses related to early terminations. Net unrealized gains (losses) on credit derivatives represent the adjustments for changes in fair value in excess of realized gains and other settlements that are recorded in each reporting period. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 5 for a discussion on the fair value methodology for credit derivatives.

Credit Derivatives

              The Company has a portfolio of financial guaranty contracts written as credit default swaps that are accounted for as derivatives because they meet the definition of a derivative in accordance with GAAP. Management considers these agreements to be a normal part of its financial guaranty business. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. Credit derivative transactions are governed by ISDA documentation and operate differently from financial guaranty contracts accounted for as insurance. For example, the Company's control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty contract accounted for as insurance. In addition, while the Company's exposure under credit derivatives, like the Company's exposure under financial guaranty contracts accounted for as insurance, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company may be required to make a termination payment to its swap counterparty upon such termination.

Credit Derivative Net Par Outstanding by Sector

              The estimated remaining weighted average life of credit derivatives was 7.6 years at December 31, 2010 and 9.2 years at December 31, 2009. The components of the Company's credit derivative net par outstanding as of December 31, 2010 and December 31, 2009 are:

Net Par Outstanding on Credit Derivatives

	As of December 31,
	2010		2009
	Net Par Outstanding	Weighted Average Credit Rating(1)	Net Par Outstanding	Weighted Average Credit Rating(1)
Asset Type	(in millions)
Assumed from affiliates:
Pooled corporate obligations:
Collateralized loan obligations ("CLOs")/CBOs	$4,917	AAA	$5,229	AAA
Synthetic investment grade pooled corporate	421	AAA	767	AAA
Trust preferred securities	1,308	BB	1,375	BB+
Market value CDOs of corporate obligations	847	AAA	907	AAA
CDO of CDOs (corporate)	—	—	—	—

Total pooled corporate obligations	7,493	AA+	8,278	AA+
U.S. RMBS:
Alt-A Option ARMs and Alt-A First Lien	1,112	B+	1,343	BB-
Subprime First lien	906	AA-	1,014	A+
Prime first lien	78	B	93	BB
Closed end second lien and HELOCs 4	4	A	5	A

Total U.S. RMBS	2,100	BBB-	2,455	BBB
Commercial mortgage-backed securities	1,290	AAA	1,347	AAA
Other	3,744	A	4,746	A

Assumed from affiliates	14,627	AA-	16,826	AA-
Assumed from third parties	701	AAA	702	AA

Total	$15,328	AA-	$17,528	AA-

(1)
Based on the Company's internal rating. The Company's rating scale is similar to that used by the NRSROs; however, the ratings in the above table may not be the same as ratings assigned by any such rating agency.

              The Company's exposure to pooled corporate obligations is highly diversified in terms of obligors and, except in the case of TruPS CDOs, industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company's pooled corporate exposure consists of CLOs. Most of these CLOs have an average obligor size of less than 1% and typically restrict the maximum exposure to any one industry to approximately 10%. The Company's exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

              The Company's TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS CDOs issued by banks, real estate investment trusts and insurance companies, while CLOs typically contain primarily senior secured obligations. Finally, TruPS CDOs typically contain interest rate hedges that may complicate the cash flows. However, to mitigate these risks TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

              The Company's exposure to "Other" CDS contracts is also highly diversified. It includes $1.5 billion of exposure to three pooled infrastructure transactions comprised of diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at super senior AAA levels. The remaining $2.2 billion of exposure in "Other" CDS contracts is comprised of numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, international RMBS securities, infrastructure, regulated utilities and consumer receivables.

              The following table summarizes net par outstanding by rating of the Company's credit derivatives as of December 31, 2010 and December 31, 2009.

Distribution of Credit Derivative Net Par Outstanding by Rating(1)

	December 31, 2010		December 31, 2009
Ratings(1)	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
Super Senior	$2,609	17.0%	$2,801	16.0%
AAA	5,698	37.2	6,226	35.5
AA	1,645	10.7	2,295	13.1
A	2,116	13.8	2,305	13.2
BBB	1,494	9.8	2,331	13.3
BIG	1,766	11.5	1,570	8.9

Total credit derivative net par outstanding	$15,328	100.0%	$17,528	100.0%

(1)
Represents the Company's internal rating. The Company's ratings scale is similar to that used by the NRSROs; however, the ratings in the above table may not be the same as ratings assigned by any such rating agency. The super senior category, which is not generally used by rating agencies, is used by the Company in instances where the Company's AAA-rated exposure on its internal rating scale has additional credit enhancement due to either (1) the existence of another security rated AAA that is subordinated to the Company's exposure or (2) the Company's exposure benefiting from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management's opinion, causes the Company's attachment point to be materially above the AAA attachment point.

              The following tables present additional details about the Company's U.S. RMBS CDS by vintage:

U.S. Residential Mortgage-Backed Securities

	December 31, 2010
Vintage	Net Par Outstanding (in millions)	Weighted Average Credit Rating(1)	Full Year 2010 Unrealized Gain (Loss) (in millions)
2004 and Prior	$ 45	BBB+	$ 0.1
2005	682	AA	(2.2)
2006	295	A	(2.5)
2007	1,078	B	(58.3)

Total	$ 2,100	BBB-	$ (62.9)

(1)
Based on the Company's internal rating. The Company's rating scale is similar to that used by the NRSROs; however, the ratings in the above table may not be the same as ratings assigned by any such rating agency.

              The following table presents additional details about the Company's CMBS transactions by vintage:

Commercial Mortgage-Backed Securities

	December 31, 2010
Vintage	Net Par Outstanding (in millions)	Weighted Average Credit Rating(1)	Full Year 2010 Unrealized Gain (Loss) (in millions)
2004 and Prior	$ —	—	$ 0.1
2005	170	AAA	0.2
2006	900	AAA	0.7
2007	220	AAA	0.6

Total	$ 1,290	AAA	$ 1.6

(1)
Based on the Company's internal rating. The Company's rating scale is similar to that used by the NRSROs; however, the ratings in the above table may not be the same as ratings assigned by any such rating agency.

Net Change in Fair Value of Credit Derivatives

              The following table disaggregates the components of net change in fair value of credit derivatives.

 Net Change in Fair Value of Credit Derivatives
Gain (Loss)

	Year Ended December 31,
	2010	2009
	(in millions)
Net credit derivative premiums received and receivable	$ 26.1	$ 27.7
Net ceding commissions (paid and payable) received and receivable	(8.1)	(8.3)

Realized gains on credit derivatives	18.0	19.4
Net credit derivative losses (paid and payable) recovered and recoverable	(4.5)	(10.1)

Total realized gains and other settlements on credit derivatives	13.5	9.3
Total unrealized gains and other settlements on credit derivatives	(8.0)	(79.6)

Net change in fair value of credit derivatives	$ 5.5	$(70.3)

              Changes in the fair value of credit derivatives occur primarily because of changes in interest rates, credit spreads, credit ratings of the referenced entities, realized gains and other settlements, the issuing company's own credit rating and credit spreads, and other market factors. Except for estimated credit impairments (i.e., net expected payments), the unrealized gains and losses on credit derivatives is expected to reduce to zero as the exposure approaches its maturity date. During 2010 and 2009, the Company made $4.5 million and $10.1 million in claim payments on credit derivatives, respectively. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Net Change in Unrealized Gains (Losses) in Credit Derivatives
By Sector

	Year Ended December 31,
	2010	2009
Asset Type	(in millions)
Assumed from affiliates:
Pooled corporate obligations:
CLOs/CBOs	$ 1.0	$(14.7)
Synthetic investment grade pooled corporate	(0.2)	(0.1)
Trust preferred securities	12.7	(11.8)
Market value CDOs of corporate obligations	—	(1.2)
CDO of CDOs (corporate)	—	1.5

Total pooled corporate obligations	13.5	(26.3)
U.S. RMBS:
Alt-A Option ARMs and Alt-A First Lien	(62.2)	(95.6)
Subprime First lien	0.5	1.2
Prime first lien	(1.2)	(12.6)

Total U.S. RMBS	(62.9)	(107.0)
Commercial mortgage-backed securities	1.6	(6.9)
Other	12.9	69.2

Assumed from affiliates	(34.9)	(71.0)
Assumed from third parties	26.9	(8.6)

Total	$ (8.0)	$(79.6)

(1)
"Other" includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS securities, and pooled infrastructure securities.

              In 2010, U.S RMBS unrealized fair value losses were generated primarily in the Alt-A option ARM and Alt-A first lien sector due to wider implied net spreads. The wider implied net spreads were a result of internal ratings downgrades on several of these Alt-A option ARM and Alt-A first lien policies. The unrealized fair value gain within the TruPS CDO and other asset classes resulted from tighter implied spreads. These transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC increased (which the Company uses as a proxy for its CDS price), the implied spreads that the Company would expect to receive on these transactions decreased. During 2010, AGC's spreads widened. However, gains due to the widening of the Company's own CDS spread were offset by declines in fair value resulting from price changes and the internal downgrades of several U.S. RMBS policies referenced above.

              In 2009, AGC's credit spreads narrowed, however they remained relatively wide compared to pre-2007 levels. Offsetting the benefit attributable to AGC's wide credit spread were declines in fixed income security market prices primarily attributable to widening spreads in certain markets as a result of the continued deterioration in credit markets and some credit rating downgrades. The higher credit spreads in the fixed income security market were primarily due to continuing market concerns over the most recent vintages of Subprime RMBS and trust preferred securities.

              The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company's own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads. An overall narrowing of spreads generally results in an unrealized gain on credit derivatives for the Company and an overall widening of spreads generally results in an unrealized loss for the Company.

Effect of AGC's Credit Spread on Credit Derivatives Fair Value

	As of December 31,
	2010	2009
	(dollars in millions)
Quoted price of CDS contract (in basis points):
AGC	804	634
Fair value of CDS contracts:
Before considering implication of AGC's credit spreads	$(958.1)	$(903.9)
After considering implication of AGC's credit spreads	$(342.9)	$(311.0)

 Components of Credit Derivative Assets (Liabilities)

	As of December 31,
	2010	2009
	(in millions)
Credit derivative assets	$ 103.5	$ 68.4
Credit derivative liabilities	(446.4)	(379.4)

Net fair value of credit derivatives	$(342.9)	$(311.0)

              As of December 31, 2010, AGC's credit spreads remained relatively wide compared to pre-2007 levels, as did general market spreads. The $1.0 billion liability as of December 31, 2010, which represents the fair value of CDS contracts before considering the implications of AGC's credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are recent vintages of Subprime RMBS and Alt-A deals, as well as trust-preferred securities. When looking at December 31, 2010 compared to December 31, 2009, there was a widening of market prices relating to Alt-A transactions as a result of underlying credit deterioration. This resulted in a loss of approximately $54.2 million before taking into account AGC's credit spreads.

              Management believes that the trading level of AGC's credit spread is due to the correlation between AGC's risk profile and that experienced currently by the broader financial markets and increased demand for credit protection against AGC as the result of its direct segment financial guarantee volume as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC's credit spread were declines in fixed income security market prices primarily attributable to widening spreads in certain markets as a result of the continued deterioration in credit markets and some credit rating downgrades. The higher credit spreads in the fixed income security market are due to the recent lack of liquidity in the high yield CDO and CLO markets as well as continuing market concerns over the most recent vintages of subprime RMBS.

Ratings Sensitivities of Credit Derivative Contracts

              Some of the Company's CDS have rating triggers that allow certain CDS counterparties to terminate in the case of downgrades. If certain of its credit derivative contracts were terminated the Company could be required to make a termination payment as determined under the relevant documentation, although under certain documents, the Company may have the right to cure the termination event by posting collateral, assigning its rights and obligations in respect of the transactions to a third party or seeking a third party guaranty of the obligations of the Company. As of December 31, 2010, if AGRO's ratings were downgraded to BBB- or Baa3, certain CDS counterparties could terminate certain CDS contracts covering approximately $1.2 million par insured. As of December 31, 2010, AG Re had no CDS exposure subject to termination based on its rating.

              Under a limited number of other CDS contracts, the Company may be required to post eligible securities as collateral—generally cash or U.S. government or agency securities. For certain of such contracts, this requirement is based generally on a mark-to-market valuation, as determined under the relevant documentation, in excess of contractual thresholds that decline or are eliminated if the Company's ratings decline. Under other contracts, the Company has negotiated caps such that the posting requirement cannot exceed a certain amount. As of December 31, 2010, the Company had posted approximately $0.7 million of collateral in respect of approximately $19.2 million of par insured. The Company may be required to post additional collateral from time to time, depending on its ratings and on the market values of the transactions subject to collateral posting.

Sensitivity to Changes in Credit Spread

              The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes:

	As of December 31, 2010
Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(723.5)	$(380.6)
50% widening in spreads	(533.8)	(190.9)
25% widening in spreads	(438.3)	(95.4)
10% widening in spreads	(381.1)	(38.2)
Base Scenario	(342.9)	—
10% narrowing in spreads	(313.3)	29.6
25% narrowing in spreads	(268.7)	74.2
50% narrowing in spreads	(195.2)	147.7

(1)
Includes the effects of spreads on both the underlying asset classes and AGC's credit spread.

7.           Investments

Accounting Policy

              Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds. All the Company's fixed maturity securities were classified as available-for-sale at the time of purchase, and therefore carried at fair value with change in fair value recorded in OCI, unless OTTI. Changes in fair value for OTTI securities are bifurcated between credit losses and non-credit changes in fair value. Credit losses on OTTI securities are recorded in the statement of operations and the non-credit component of OTTI securities are recorded in OCI. OTTI credit losses adjust the amortized cost of impaired securities. That new amortized cost basis is not adjusted for subsequent recoveries in fair value. However, the amortized cost basis is adjusted for accretion and amortization using the effective interest method and recorded in net investment income.

              Prior to April 1, 2009, if a security was deemed to be OTTI, the entire difference between fair value and the amortized cost of a debt security at the measurement date was recorded in the consolidated statement of operations as a realized loss. The previous amortized cost basis less the OTTI recognized in earnings was the new amortized cost basis of the investment. That new amortized cost basis was not adjusted for subsequent recoveries in fair value. However, if, based on cash flow estimates on the date of impairment, the recoverable value of the investment was greater than the new cost basis (i.e., the fair value on the date of impairment) of the investment, the difference was accreted into net investment income in future periods based upon the amount and timing of expected future cash flows of the security.

              Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for OTTI on debt securities.

              For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments required due to the resulting change in effective yields and maturities are recognized in current income.

Assessment for Other-Than Temporary Impairments

              Since April 1, 2009, if an OTTI has occurred, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss. If an entity intends to sell the security or it is more likely than not that it will be required to sell the security before recovery of its amortized cost, then OTTI is recognized in earnings equal to the entire difference between the investment's amortized cost basis and its fair value at the balance sheet date.

              If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the OTTI is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

              The cumulative effect of the adoption of the OTTI standard on April 1, 2009 was a $53.3 million reclassification of losses from retained earnings to accumulated OCI ("AOCI").

              The Company has a formal review process for all securities in its investment portfolio, including a review for impairment losses. Factors considered when assessing impairment include:

  •
  a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

  •
  a decline in the market value of a security for a continuous period of 12 months;

  •
  recent credit downgrades of the applicable security or the issuer by rating agencies;

  •
  the financial condition of the applicable issuer;

  •
  whether loss of investment principal is anticipated;

  •
  whether scheduled interest payments are past due; and

  •
  whether the Company has the intent to sell or more likely than not will be required to sell a security prior to its recovery in fair value.

              For all debt securities in unrealized loss positions where the Company (1) does not have the intent to sell the debt security or (2) it is more likely than not the Company will not be required to sell the debt security before its anticipated recovery, the Company analyzes the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the net present value is less than the amortized cost of the investment, an OTTI loss is recorded. The net present value is calculated by discounting the Company's best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis of an investment, as mentioned above, and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other data relevant to the collectability of the security. For mortgage-backed and asset-backed securities, cash flow estimates also include prepayment assumptions and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The determination of the assumptions used in these projections requires the use of significant management judgment.

              The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

 Net Investment Income

	Year Ended December 31,
	2010	2009
	(in millions)
Income from fixed maturity securities	$ 86.7	$ 92.1
Income from short-term investments	0.4	0.8

Gross investment income	87.1	92.9
Investment expenses	(2.0)	(2.1)

Net investment income	$ 85.1	$ 90.8

              Accrued investment income was $14.7 million and $12.7 million as of December 31, 2010 and 2009, respectively.

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2010	2009
	(in millions)
Realized gains on investment portfolio	$ 9.4	$ 9.6
Realized losses on investment portfolio	(1.0)	(9.2)
OTTI:
Intent to sell	(0.7)	(7.9)
Credit component of OTTI securities	(0.1)	(29.7)

OTTI	(0.8)	(37.6)

Net realized investment gains (losses)	$ 7.6	$(37.2)

              The following table presents the roll-forward of the credit losses of fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Rollforward of Credit Losses in the Investment Portfolio

	Year Ended December 31,
	2010	2009
	(in millions)
Balance, beginning of period	$ 18.3	$ 0.6
Additions for credit losses on securities for which an OTTI was not previously recognized	—	12.0
Additions for credit losses on securities for which an OTTI was previously recognized	0.1	5.7

Balance, end of period	$ 18.4	$ 18.3

 Fixed Maturity Securities and Short Term Investments
by Security Type

	As of December 31, 2010
Investments Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(2)
		(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	17%	$387.3	$25.5	$—	$412.8	$—	AAA
Obligations of state and political subdivisions	5	104.2	2.1	(2.1)	104.2	(0.1)	AA
Corporate securities	25	554.5	15.1	(9.3)	560.3	0.2	AA-
Mortgage-backed securities(3):
RMBS	30	684.5	41.0	(1.9)	723.6	3.0	AA+
CMBS	12	271.4	10.1	(1.2)	280.3	2.5	AAA
Asset-backed securities	6	139.9	6.0	(0.6)	145.3	—	A+
Foreign government securities	—	2.1	0.1	—	2.2	—	AA-

Total fixed maturity securities	95	2,143.9	99.9	(15.1)	2,228.7	5.6	AA
Short-term investments	5	105.5	—	—	105.5	—	AAA

Total investment portfolio	100%	$2,249.4	$99.9	$(15.1)	$2,334.2	$5.6	AA

	As of December 31, 2009
Investments Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(2)
		(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	19%	$390.5	$19.2	$(0.7)	$409.0	$—	AAA
Obligations of state and political subdivisions	5	107.8	2.3	(1.3)	108.8	—	AA
Corporate securities	15	301.3	8.6	(0.9)	309.0	—	AA-
Mortgage-backed securities(3):
RMBS	38	795.1	29.5	(10.5)	814.1	(9.3)	AA+
CMBS	8	164.7	2.6	(4.5)	162.8	(1.2)	AAA
Asset-backed securities	4	90.8	1.5	(7.4)	84.9	—	A+
Foreign government securities	—	6.3	0.4	—	6.7	—	AA

Total fixed maturity securities	89	1,856.5	64.1	(25.3)	1,895.3	(10.5)	AA+
Short-term investments	11	224.6	—	—	224.6	—	AAA

Total investment portfolio	100%	$2,081.1	$64.1	$(25.3)	$2,119.9	$(10.5)	AA+

(1)
Based on amortized cost.

(2)
Ratings in the table above represent the lower of the Moody's and S&P classifications except for bonds purchased for loss mitigation or risk management strategies which use internal ratings classifications. The Company's portfolio is comprised primarily of high-quality, liquid instruments.

(3)
As of December 31, 2010 and December 31, 2009, respectively, approximately 64% and 76% of the Company's total mortgage-backed securities were government agency obligations.

              The Company continues to receive sufficient information to value its investments and has not had to modify its valuation approach due to the current market conditions. As of December 31, 2010, amounts, net of tax, in AOCI included a net unrealized gain of $5.4 million for securities for which the

Company had recognized OTTI and a net unrealized gain of $76.9 million for securities for which the Company had not recognized OTTI. As of December 31, 2009, amounts, net of tax, in AOCI included an unrealized loss of $10.3 million for securities for which the Company had recognized OTTI and an unrealized gain of $47.2 million for securities for which the Company had not recognized OTTI.

              The following tables summarize, for all securities in an unrealized loss position as of December 31, 2010 and December 31, 2009, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time

	As of December 31, 2010
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$ 5.5	$ —	$ —	$ —	$ 5.5	$ —
Obligations of state and political subdivisions	44.9	(2.1)	—	—	44.9	(2.1)
Corporate securities	298.5	(9.3)	—	—	298.5	(9.3)
Mortgage-backed securities
RMBS	67.8	(1.2)	16.0	(0.7)	83.8	(1.9)
CMBS	83.7	(1.2)	—	—	83.7	(1.2)
Asset-backed securities	30.9	(0.5)	2.0	(0.1)	32.9	(0.6)
Foreign government securities	—	—	—	—	—	—

Total	$531.3	$(14.3)	$18.0	$(0.8)	$549.3	$(15.1)

Number of securities		89		4		93

Number of securities with OTTI		2		2		4

	As of December 31, 2009
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$ 69.6	$ (0.7)	$ —	$ —	$ 69.6	$ (0.7)
Obligations of state and political subdivisions	65.9	(0.8)	8.1	(0.5)	74.0	(1.3)
Corporate securities	51.7	(0.6)	6.5	(0.3)	58.2	(0.9)
Mortgage-backed securities
RMBS	83.7	(7.7)	20.5	(2.8)	104.2	(10.5)
CMBS	26.4	(1.2)	44.4	(3.3)	70.8	(4.5)
Asset-backed securities	33.7	(7.4)	1.9	—	35.6	(7.4)
Foreign government securities	—	—	—	—	—	—

Total	$ 331.0	$ (18.4)	$ 81.4	$ (6.9)	$412.4	$ (25.3)

Number of securities		46		25		71

Number of securities with OTTI		11		1		12

              There was no significant change in gross unrealized losses in any sector for the year ended December 31, 2010. Of the securities in an unrealized loss position for 12 months or more as of December 31, 2010, no securities had unrealized losses greater than 10% of book value.

              The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of December 31, 2010 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity

	As of December 31, 2010
	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$ 22.2	$ 22.9
Due after one year through five years	431.3	444.6
Due after five years through ten years	532.6	543.8
Due after ten years	201.9	213.5
Mortgage-backed securities:
RMBS	684.5	723.6
CMBS	271.4	280.3

Total	$2,143.9	$2,228.7

              Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed maturity securities in trust accounts for the benefit of reinsured companies, of $1,807.3 million and $1,409.5 million as of December 31, 2010 and 2009, respectively.

              Under certain derivative contracts, the Company is required to post eligible securities as collateral. The need to post collateral under these transactions is generally based on mark-to-market valuations in excess of contractual thresholds. The fair market value of the Company's pledged securities totaled $0.7 million and $0.9 million as of December 31, 2010 and December 31, 2009, respectively.

              No material investments of the Company were non-income producing for the year ended December 31, 2010 and 2009.

              The Company has purchased securities that its affiliate has insured, and for which it has expected losses, in order to economically mitigate insured losses. These securities are purchased at a discount. As of December 31, 2010, securities purchased for loss mitigation purposes had a fair value of $36.9 million representing $100.3 million of par. Under the terms of certain credit derivative contracts, the Company has obtained the obligations referenced in the transactions and recorded such assets in fixed maturity securities in the consolidated balance sheets. Such amounts totaled $0.7 million, representing $1.6 million in par.

8.           Insurance Company Regulatory Requirements

              The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements and compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP. AG Re, a Bermuda regulated Class 3B insurer, prepares its statutory financial statements in conformity with the accounting principles set forth in the Insurance Act 1978, amendments thereto and related regulations.

 Summary Statutory Information
Under the Insurance Act 1978 (Bermuda)

			Net Income (Loss)
	Policyholders' Surplus
			Year Ended December 31,
	As of December 31,
	2010	2009	2010	2009
	(in millions)
Assured Guaranty Re Ltd.	$1,190.4	$1,195.7	$(26.4)	$8.5

              GAAP differs in certain significant respects from statutory accounting practices, prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

  •
  acquisition costs on upfront premium are charged to operations as incurred rather than over the period that related premiums are earned;

  •
  certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP; and

  •
  insured CDS are accounted for as insurance contracts rather than as derivative contracts recorded at fair value.

Dividend Restrictions and Capital Requirements

              AG Re's and AGRO's dividend distribution are governed by Bermuda law. Under Bermuda law, dividends may only be paid if there are reasonable grounds for believing that the Company is, or would after the payment, be able to pay its liabilities as they become due and if the realizable value of its assets would thereby not be less than the aggregate of its liabilities and issued share capital and share premium accounts. Distributions to shareholders may also be paid out of statutory capital, but are subject to a 15% limitation without prior approval of the Bermuda Monetary Authority. Dividends are limited by requirements that the subject company must at all times (i) maintain the minimum solvency margin required under the Insurance Act of 1978 and (ii) have relevant assets in an amount at least equal to 75% of relevant liabilities, both as defined under the Insurance Act of 1978. AG Re, as a Class 3B insurer, is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files (at least seven days before payment of such dividends) with the Authority an affidavit stating that it will continue to meet the required margins. The amount available at AG Re to pay dividends in 2011 in compliance with Bermuda law is $1,150 million. However, any distribution which results in a reduction of 15% of more of AG Re's total statutory capital, as set out in its previous year's financial statements, would require the prior approval of the Bermuda Monetary Authority. During 2010, AG Re declared and paid $24.0 million to its parent, AGL. During 2009, AG Re declared $26.6 million and paid $30.3 million in dividends to its parent, AGL.

9.           Income Taxes

Accounting Policy

              The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to that amount that is more likely than not to be realized.

              Non-interest-bearing tax and loss bonds are purchased to prepay the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

              The Company recognizes tax benefits only if a tax position is "more likely than not" to prevail.

Provision for Income Taxes

              AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AGRO will be exempt from taxation in Bermuda until March 28, 2016.

              AGOUS and its subsidiaries AGRO, AGMIC and AG Intermediary Inc. have historically filed a consolidated federal income tax return. AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company, as a member of its respective consolidated tax return group, pays its proportionate share of the consolidated federal tax burden for its group as if each company filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

Components of Income Tax Provision (Benefit)

	Year Ended December 31,
	2010	2009
	(dollars in millions)
Current tax (benefit) provision	$ 1.5	$(3.1)
Deferred tax provision (benefit)	(4.1)	3.0

Provision (benefit) for income taxes	$(2.6)	$(0.1)

Effective tax rate	(3.5)%	0.7%

              A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions was as follows:

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2010	2009
	(in millions)
Expected tax provision at statutory rates in taxable jurisdictions	$ 4.7	$ 0.6
Tax-exempt interest	(0.5)	(1.2)
Change in valuation allowance	(7.0)	—
Provision of filed adjustment	—	(0.1)
Other	0.2	0.6

Total provision (benefit) for income taxes	$(2.6)	$(0.1)

              The deferred income tax asset (liability) reflects the tax effect of the following temporary differences:

	As of December 31,
	2010	2009
	(in millions)
Deferred tax assets:
Unrealized losses on credit derivatives, net	$0.1	$—
Unearned premium reserve, net	0.2	0.1
Reserves for losses and LAE	2.5	3.1
Net operating loss carry forward	15.0	17.5
Alternative minimum tax credit	0.9	0.9
Other	2.9	2.0

Total deferred income tax assets	21.6	23.6

Deferred tax liabilities:
Unrealized gains on credit derivatives, net	—	0.7
Deferred acquisition costs	0.4	0.4
Unrealized appreciation on investments	4.0	3.4
Other	4.1	2.4

Total deferred income tax liabilities	8.5	6.9
Less: valuation allowance	—	7.0

Net deferred income tax asset	$13.1	$9.7

              As of December 31, 2010, AGRO had a standalone net operating loss ("NOL") of $42.9 million, compared with $49.9 million as of December 31, 2009, which is available to offset its future U.S. taxable income. The Company has $22.2 million of this NOL available through 2017 and $20.7 million available through 2023. AGRO's stand alone NOL is not permitted to offset the income of any other members of AGRO's consolidated group. Under applicable accounting rules, the Company is required to establish a valuation allowance for NOLs that the Company believes are more likely than not to expire before being utilized. At December 31, 2009, the Company established a valuation allowance of $7.0 million. During 2010, management has reassessed the likelihood of realization of all of its deferred tax assets. Management now believes sufficient future taxable income exists to offset the AGRO NOLs and has released the $7 million valuation allowance.

Taxation of Subsidiaries

              In September 2007, the IRS completed its audit of tax years 2002 through 2004 for AGOUS and subsidiaries. As a result of the audit there were no significant findings and no cash settlements with the Internal Revenue Service ("IRS"). In addition, tax years 2006 and subsequent remain open.

Uncertain Tax Positions

              The following table provides a reconciliation of the beginning and ending balance of the total liability for unrecognized tax benefits recorded under ASC 740-10-25. The Company does not believe it is reasonably possible that this amount will change significantly in the next twelve months.

	Year Ended December 31,
	2010	2009
	(in millions)
Balance as of January 1,	$0.4	$0.4
Increase in unrecognized tax benefits as a result of position taken during the current period	—	—

Balance as of December 31,	$0.4	$0.4

              The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. At December 31, 2010, the Company has accrued $23 thousand in interest and penalties.

Tax Treatment of CDS

              The Company treats the guaranty it provides on CDS as insurance contracts for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized mark to market loss in excess of credit-related losses would revert to zero.

              The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

Valuation Allowance

              The Company came to the conclusion that it is more likely than not that its net deferred tax asset after netting of its valuation allowance, if any, will be fully realized after weighing all positive and negative evidence available as required under GAAP. The evidence that was considered included the following:

Negative Evidence

  •
  Although the Company believes that income or losses for its CDS are properly characterized for tax purposes as ordinary, the federal tax treatment is an unsettled area of tax law, as noted above.

  •
  Changes in the fair value of CDS have resulted in significant swings in the Company's net income in recent periods. Changes in the fair value of CDS in future periods could result in the U.S. consolidated tax group having a pre-tax loss under GAAP. Although not recognized for tax, this loss could result in a cumulative three year pre-tax loss, which is considered significant negative evidence for the recoverability of a deferred tax asset under GAAP.

Positive Evidence

  •
  The deferred tax asset on unearned premium reserve resulted primarily from the increase in unearned premium reserve from acquisition accounting adjustments. As the unearned premium reserve amortizes into income, the deferred tax asset will be released.

  •
  The mark-to-market loss on CDS is not considered a tax event, and therefore no taxable loss has occurred.

  •
  After analysis of the current tax law on CDS the Company believes it is more likely than not that the CDS will be treated as ordinary income or loss for tax purposes.

  •
  Assuming a hypothetical loss was triggered for the amount of deferred tax asset, there would be enough taxable income in the future to offset it as follows:

  (a)
  The amortization of the tax-basis unearned premium reserve of $11.8 million as of December 31, 2010, as well as the collection of future installment premiums on contracts already written the Company believes will result in significant taxable income in the future.

  (b)
  Although the Company has a significant tax exempt portfolio, this can be converted to taxable securities as permitted as a tax planning strategy under GAAP.

  (c)
  The mark-to-market loss is reflective of market valuations and will change from quarter to quarter. It is not indicative of the Company's ability to write new business. The Company writes and continues to write new business which will increase the amortization of unearned premium and investment portfolio resulting in expected taxable income in future periods.

              After examining all of the available positive and negative evidence, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarter-to-quarter basis.

10.         Reinsurance

              The Company assumes exposure on insured obligations ("Assumed Business") and cedes portions of its exposure on obligations it has insured ("Ceded Business") in exchange for premiums, net of ceding commissions. With respect to a significant portion of the Company's in-force financial guaranty Assumed Business, due to the downgrade of AG Re to A1, subject to the terms of each policy, the ceding company may have the right to recapture business ceded to AG Re and assets representing substantially all of the statutory unearned premium reserve, net of loss reserves (if any) associated with that business. As of December 31, 2010, the statutory unearned premium reserve, which represents deferred revenue to the Company, subject to recapture was approximately $1,024.9 million, which includes $891.6 million related to affiliates. If this entire amount were recaptured, it would result in a corresponding one-time reduction to net income of approximately $35.6 million, of which $22.7 million is related to affiliates.

              The Company ceded business to non-affiliated companies to limit its exposure to risk. In the event that any of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.

              The effect of the commutation of Assumed Business, including both direct commutations between the ceding insurer and the Company and commutations by the ceding company to which the Company was not a party but which had the effect of terminating exposures retroceded to the Company, is summarized below.

 Effect of Commutations

	As of December 31,
	Commutations of Assumed Reinsurance Contracts
	Increase (Decrease) in Net Unearned Premium Reserve	Increase (Decrease) in Net Par
	(in millions)
2010	$(76.1)	$(2,408)
2009	(12.1)	(82)

Total	$(88.2)	$(2,490)

              Direct, assumed, and ceded premium and loss and LAE amounts for year ended December 31, 2010 and 2009 were as follows:

	Year Ended December 31,
	2010	2009
	(in millions)
Premiums Written
Assumed	$171.6	$169.1
Ceded(1)	—	1.3

Net	$171.6	$170.4

Premiums Earned
Direct	$ 2.4	$ 2.4
Assumed	151.4	177.5
Ceded	(0.2)	1.2

Net	$153.6	$181.1

Loss and LAE
Assumed	$105.7	$133.0
Ceded	0.4	0.6

Net	$106.1	$133.6

(1)
Positive ceded premiums written were due to commutations and changes in expected debt service schedules.

              Assumed par outstanding represents the amount of par assumed by the Company from other monolines. Under these relationships, the Company assumes a portion of the ceding company's insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums.

              Ceded par outstanding represents the portion of insured risk ceded to other reinsurers. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company's ceded par outstanding was $38 million as of December 31, 2010.

              In addition to assumed and ceded reinsurance arrangements, the company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At December 31, 2010, The Company had $1.7 million of fixed maturity securities in its investment portfolio wrapped by Ambac Assurance Corp. ("Ambac") and $2.5 million by MBIA Insurance Corporation at fair value.

Exposure by Reinsurer

	Ratings at April 8, 2011		Par Outstanding as of December 31, 2010
Reinsurer	Moody's Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to- Pay Insured Par Outstanding	Assumed Par Outstanding(3)
	(dollars in millions)
Affiliated Companies (1).	Aa3	AA+	$—	$275	$110,022
Non-Affiliated companies:
Radian Asset Assurance Inc.	Ba1	BB-	—	1	—
Syncora Guarantee Inc.	Ca	WR	—	620	861
Financial Guaranty Insurance Company	WR	WR	—	874	2,424
Ambac Assurance Corporation	WR	WR	—	1,897	22,712
MBIA Insurance Corporation	B3	B	—	1,812	4,785
CIFG Assurance North America Inc.	WR	WR	—	27	134
Multiple owner			—	1,119	—
Other	Various	Various	38	—	99

Total			$38	$6,625	$141,037

(1)
The affiliates of AG Re are AGC and AGM, all rated Aa3 (negative) by Moody's and AA+ (stable) by S&P.

(2)
Represents "Withdrawn Rating."

(3)
Includes $15,328 million in assumed par outstanding related to insured credit derivatives.

 Second-to-Pay
Insured Par Outstanding by Rating
As of December 31, 2010(1)

	Public Finance					Structured Finance
	AAA	AA	A	BBB	BIG	AAA	AA	A	BBB	BIG	Total
	(in millions)
Affiliated Companies	$—	$271	$—	$—	$—	$—	$4	$—	$—	$—	$275
Non-Affiliated companies:
Radian Asset Assurance Inc.	—	—	—	1	—	—	—	—	—	—	1
Syncora Guarantee Inc.	—	1	92	246	58	50	42	27	63	41	620
Financial Guaranty Insurance Co	—	79	235	287	61	143	29	20	3	17	874
Ambac Assurance Corporation	—	726	722	219	87	6	—	46	23	68	1,897
MBIA Insurance Corporation	10	460	911	262	30	—	41	6	91	1	1,812
CIFG Assurance North America Inc.	—	1	12	14	—	—	—	—	—	—	27
Multiple owner	—	—	1,119	—	—	—	—	—	—	—	1,119

Total	$10	$1,538	$3,091	$1,029	$236	$199	$116	$99	$180	$127	$6,625

(1)
The Company's internal rating.

Amounts Due (To) From Reinsurers

	As of December 31, 2010
	Assumed Premium Receivable, net of Commissions	Assumed Expected Loss and LAE Payable
	(in millions)
Affiliated companies	$176.3	$(18.3)
Non-Affiliated companies:
Syncora Guarantee Inc.	—	(0.3)
Financial Guaranty Insurance Co.	22.6	(1.6)
Ambac Assurance Corporation	139.8	(96.7)
MBIA Insurance Corporation	0.4	(0.3)
Other	0.6	—

Total	$339.7	$(117.2)

AGMIC Settlement

              AGMIC insured a private mortgage insurer and agreed to cover the aggregate mortgage guaranty insurance losses in excess of a $25 million retention and subject to a $95 million limit. AGMIC notified the Reinsured it was terminating the Agreement because of the Reinsured's breach of the terms of the Agreement. The matter went to arbitration and the majority of the arbitration panel concluded that the Reinsured breached a covenant in the Agreement. AGMIC and a private mortgage insurer executed a final settlement agreement on June 17, 2009 to settle the matter in full in exchange for a payment by AGMIC to the reinsurer of $10 million. The final settlement agreement resolves all disputes between the parties and concludes all remaining rights and obligations of the parties under the Agreement. The Company recognized the settlement in loss and LAE in the other segment.

11.         Related Party Transactions

Expense Sharing Agreements

              During 2009 ACE Limited provided certain general and administrative services to AG Re and AGRO. Expenses included in the Company's consolidated financial statements related to these services were $0.1 million for the year ended December 31, 2009. ACE Limited is not considered a related party as of December 31, 2010 since it reduced the ownership of AGL in January 2010.

              In addition, AGC allocates to AG Re certain payroll and related employee benefit expenses. Expenses included in the Company's consolidated financial statements related to these services were $6.4 million and $0.9 million for the year ended December 31, 2010 and 2009, respectively.

              See Note 14 for expenses related to Long-Term Compensation Plans of AGL which are allocated to the Company.

              As of December 31, 2010, the Company had a net intercompany payable balance with its affiliates of $3.5 million, primarily consisting of a payable of $2.6 million to AGC and $1.5 million to AGL, offset by a recoverable of $0.4 million and $0.2 million from AGUS and AGM respectively. As of December 31, 2009, the Company had a net intercompany payable balance with its affiliates of $1.7 million, primarily consisting of a payable of $2.2 million to AGC and $1.8 million to AGL, partially offset by a receivable of $2.3 million from Assured Guaranty US Holdings Inc.

Reinsurance Agreements

              The Company assumes business to affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

              The following table summarizes the affiliated components of each balance sheet item, where applicable:

	As of December 31,
	2010	2009
	(in millions)
Assets:
Premium receivable, net of ceding commissions payable
AGC	$68.3	$101.1
AGM	108.0	55.4
Ceded unearned premium reserve
AGC	—	0.1
Deferred Acquisition Costs(1)
AGC	100.4	111.3
AGM	198.7	125.6
Salvage and subrogation recoverable
AGC	45.8	49.9
AGM	39.8	13.1
Assumed funds held(2)
AGC	6.9	5.1
AGM	23.6	—
Liabilities:
Unearned premium reserve
AGC	372.7	414.5
AGM	631.3	406.4
ACE(3)	N/A	0.6
Loss and loss adjustment expense reserve
AGC	66.9	48.5
AGM	22.6	30.8
ACE(3)	N/A	4.6
Reinsurance balances payable, net
AGC	1.5	5.0
AGM	2.7	4.2
Net credit derivative liabilities
AGC	298.0	263.2
AGM	44.2	47.4
Profit commissions payable(4)
AGM	1.3	6.9

(1)
Represents assumed ceding commissions.

(2)
Included in other assets on the consolidated balance sheets.

(3)
ACE is not considered a related party as of December 31, 2010 since it reduced the ownership of AGL in January 2010.

(4)
Included in other liabilities on the consolidated balance sheets

              The following table summarizes the affiliated components of each statement of operations item, where applicable:

	Year Ended December 31,
	2010	2009(1)
	(in millions)
Revenues:
Net earned premiums
AGC	$40.0	$70.7
AGM	65.1	1.1
ACE(2)	N/A	1.2
Realized gains and other settlements
AGC	(10.5)	8.2
AGM	1.5	1.3
Net unrealized gains (losses) on credit derivatives
AGC	(66.4)	(175.1)
AGM	19.4	(24.1)
Expenses:
Loss and loss adjustment expenses (recoveries)
AGC	48.6	41.0
AGM	(4.3)	4.0
ACE(2)	N/A	0.0
Commissions incurred (earned)
AGC	10.5	18.2
AGM	16.0	(1.0)
ACE(2)	N/A	0.0
Profit commissions(3)
AGM	1.1	5.8

(1)
AGM became an affiliate of AG Re effective July 1, 2009. For 2009, income statement item includes only activity from July 1 through December 31, 2009, the period in which AGM is a related party

(2)
ACE is not considered a related party for the year ended December 31, 2010 since it reduced the ownership of AGL in January 2010.

(3)
Included in other operating expense on the consolidated statements of operations.

              See Note 10 for assumed par outstanding from AGC and AGM.

12.         Commitments and Contingencies

Leases

              AG Re is party to a lease agreement accounted for as an operating lease. Future minimum annual payments are $0.7 million and are subject to escalation in building operating costs and real estate taxes. AG Re allocates 50% of the rent to its parent company, AGL. In 2011, AG Re signed a new lease agreement for Bermuda office space that expires in April 2015.

              Rent expense for the years ended December 31, 2010 and December 31, 2009 was $0.5 million and $0.5 million, respectively.

Legal Proceedings

Litigation

              Lawsuits arise in the ordinary course of the Company's business. It is the opinion of the Company's management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company's financial position or liquidity, although an adverse resolution of litigation against the Company could have a material adverse effect on the Company's results of operations in a particular quarter or fiscal year. In addition, in the ordinary course of their respective businesses, certain of the Company's subsidiaries assert claims in legal proceedings against third parties to recover losses paid in prior periods. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, any one or more of these proceedings during any quarter or fiscal year could be material to the Company's results of operations in that particular quarter or fiscal year.

              On April 8, 2011, AG Re and its affiliate Assured Guaranty Corp. filed a Petition to Compel Arbitration with the Supreme Court of the State of New York, requesting an order compelling Ambac to arbitrate Ambac's disputes with AG Re and AGC concerning their obligations under reinsurance agreements with Ambac. In March 2010, Ambac placed a number of insurance policies that it had issued, including policies reinsured by AG Re and AGC pursuant to the reinsurance agreements, into a segregated account. The Wisconsin state court has approved a rehabilitation plan whereby permitted claims under the policies in the segregated account will be paid 25% in cash and 75% in surplus notes issued by the segregated account. Ambac has advised AG Re and AGC that it intends to enter into commutation agreements with holders of policies issued by Ambac, and reinsured by AG Re and AGC, pursuant to which Ambac will pay a combination of cash and surplus notes to the policyholder. AG Re and AGC have informed Ambac that they believe their only current payment obligation with respect to the commutations arises from the cash payment, and that there is no obligation to pay any amounts in respect of the surplus notes until payments of principal or interest are made on such notes. Ambac has disputed this position on one commutation and may take a similar position on subsequent commutations. On April 15, 2011, attorneys for the Wisconsin Insurance Commissioner filed a motion with Lafayette County, Wis., Circuit Court Judge William Johnston, asking him to find AG Re and AGC to be in violation of an injunction protecting the interests of the segregated account by their seeking to compel arbitration on this matter and failing to pay in full all amounts with respect to Ambac's payments in the form of surplus notes. The motion is scheduled for hearing on May 25, 2011.

Assumed Reinsurance

              The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty insurance companies. The Company's facultative and treaty agreements are generally subject to termination:

  (a)
  at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria which are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with state mandated insurance laws and to maintain a specified financial strength rating for the particular insurance subsidiary, or

  (b)
  upon certain changes of control of the Company.

              Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all statutory unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the assumed business. Upon the occurrence of the conditions set forth in (a) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid. See Note 10.

13.         Credit Facilities

2006 Credit Facility

              On November 6, 2006, AGL and certain of its subsidiaries entered into a $300.0 million five-year unsecured revolving credit facility (the "2006 Credit Facility") with a syndicate of banks. Under the 2006 Credit Facility, each of AGC, Assured Guaranty (UK) Ltd. ("AGUK"), AG Re, AGRO and AGL are entitled to request the banks to make loans to such borrower or to request that letters of credit be issued for the account of such borrower. Of the $300.0 million available to be borrowed, no more than $100.0 million may be borrowed by AGL, AG Re or AGRO, individually or in the aggregate, and no more than $20.0 million may be borrowed by AGUK. The stated amount of all outstanding letters of credit and the amount of all unpaid drawings in respect of all letters of credit cannot, in the aggregate, exceed $100.0 million. The 2006 Credit Facility also provides that AGL may request that the commitment of the banks be increased an additional $100.0 million up to a maximum aggregate amount of $400.0 million. Any such incremental commitment increase is subject to certain conditions provided in the agreement and must be for at least $25.0 million.

              The proceeds of the loans and letters of credit are to be used for the working capital and other general corporate purposes of the borrowers and to support reinsurance transactions.

              At the effective date of the 2006 Credit Facility, AGC guaranteed the obligations of AGUK under the facility and AGL guaranteed the obligations of AG Re and AGRO under the facility and agreed that, if AGC's consolidated assets (as defined in the related credit agreement) of AGC and its subsidiaries were to fall below $1.2 billion, it would, within 15 days, guarantee the obligations of AGC and AGUK under the facility. At the same time, AGOUS guaranteed the obligations of AGL, AG Re and AGRO under the facility, and each of AG Re and AGRO guaranteed the other as well as AGL.

              The 2006 Credit Facility's financial covenants require that AGL:

    (a)
    maintain a minimum net worth of 75% of the Consolidated Net Worth of Assured Guaranty as of June 30, 2009, (calculated as if the AGMH Acquisition had been consummated on such date); and

    (b)
    maintain a maximum debt-to-capital ratio of 30%.

              In addition, the 2006 Credit Facility requires that AGC maintain qualified statutory capital of at least 75% of its statutory capital as of the fiscal quarter ended June 30, 2006. Furthermore, the 2006 Credit Facility contains restrictions on AGL and its subsidiaries, including, among other things, in respect of their ability to incur debt, permit liens, become liable in respect of guaranties, make loans or investments, pay dividends or make distributions, dissolve or become party to a merger, consolidation or acquisition, dispose of assets or enter into affiliate transactions. Most of these restrictions are subject to certain minimum thresholds and exceptions. The 2006 Credit Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements. A default by one borrower will give rise to a right of the lenders to terminate the facility and accelerate all amounts then outstanding. As of December 31, 2010 and December 31, 2009, Assured Guaranty was in compliance with all of the financial covenants.

              As of December 31, 2010, no amounts were outstanding under this facility, nor have there been any borrowings during the life of the 2006 Credit Facility.

              Letters of credit totaling approximately $2.9 million remained outstanding as of December 31, 2010 and December 31, 2009. AGL obtained the letters of credit in connection with AGC entering into a lease for new office space in 2008, which space was subsequently sublet.

Limited Recourse Credit Facility

AG Re Credit Facility

              On July 31, 2007, AG Re entered into a limited recourse credit facility ("AG Re Credit Facility") with a syndicate of banks which provides up to $200.0 million for the payment of losses in respect of the covered portfolio. The AG Re Credit Facility expires in July 2014. The facility can be utilized after AG Re has incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $260 million or the average annual debt service of the covered portfolio multiplied by 4.5%. The obligation to repay loans under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations in the covered portfolio, including certain installment premiums and other collateral.

              As of December 31, 2010 and December 31, 2009, no amounts were outstanding under this facility nor have there been any borrowings during the life of this facility.

14.         Employee Benefit Plans

Accounting Policy

              The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

              As of April 27, 2004, AGL adopted the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the "Incentive Plan"). The number of AGL common shares that may be delivered under the Incentive Plan may not exceed 10,970,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

              The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

              The Incentive Plan is administered by a committee of the Board of Directors of AGL. The Compensation Committee of the Board serves as this committee except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2010, 3,113,794 common shares of AGL were available for grant under the Incentive Plan.

Stock Options

              Nonqualified or incentive stock options may be granted to employees and directors of Assured Guaranty. Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued nonqualified stock options. All stock options granted to employees generally vest in equal annual installments over a three-year period and expire 10 years from the date of grant. None of AGL's options have a performance or market condition.

              The Company recorded $0.4 million in share based compensation related to stock options, after the effects of DAC, during the year ended December 31, 2010.

Restricted Stock Awards

              Under AGL's Incentive Plan 31,316 and 50,990, restricted common shares were awarded during the year ended December 31, 2010 and 2009, respectively, to non-employee directors of Assured Guaranty. These shares vest in full in one year.

              Restricted stock awards to employees generally vest in equal annual installments over a four-year period.

              The Company recorded $40 thousand in share based compensation, related to restricted stock awards, after the effects of DAC, during the year ended December 31, 2010.

Restricted Stock Units

              Under AGL's Incentive Plan, 556,000 and 469,550 AGL restricted stock units were awarded during the year ended December 31, 2010 and 2009, respectively, to employees of Assured Guaranty. These restricted stock units generally vest in equal installments over a four-year period.

              The Company recorded $0.6 million in share-based compensation related to restricted stock units, after the effects of DAC, during the year ended December 31, 2010.

Employee Stock Purchase Plan

              In January 2005, AGL established the Assured Guaranty Ltd. Employee Stock Purchase Plan (the "Stock Purchase Plan") in accordance with Internal Revenue Code section 423. The Stock Purchase Plan was approved by shareholders at the 2005 Annual General Meeting. Participation in the Stock Purchase Plan is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10 percent of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85 percent of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. AGL reserved 350,000 common shares for issuance and purchases under the Stock Purchase Plan.

              The Company recorded $27 thousand in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the year ended December 31, 2010.

Share Based Compensation Expense

              The following table presents stock based compensation costs by type of award and the effect of deferring such costs as policy acquisition costs, pre-tax. Amortization of previously deferred stock compensation costs is not shown in the table below.

 Share Based Compensation Expense Summary

	Year Ended December 31,
	2010	2009
	(in millions)
Share Based Employee Cost
Restricted Stock
Recurring amortization	$0.0	$0.2
Accelerated amortization for retirement eligible employees	—	0.0

Subtotal	0.0	0.2

Restricted Stock Units
Recurring amortization	0.2	0.1
Accelerated amortization for retirement eligible employees	0.4	0.2

Subtotal	0.6	0.3

Stock Options
Recurring amortization	0.2	0.1
Accelerated amortization for retirement eligible employees	0.2	0.1

Subtotal	0.4	0.2

ESPP	0.0	0.0

Total Share Based Employee Cost	1.0	0.7

Less: Share based compensation capitalized as deferred acquisition costs	—	—

Share based compensation expense	$1.0	$0.7

Defined Contribution Plan

              Assured Guaranty maintains savings incentive plans, which are qualified under Section 401(a) of the Internal Revenue Code. In Bermuda the savings incentive plan qualified under Section 401(a) of the Internal Revenue Code is available to eligible full-time employees upon their first date of employment. Eligible participants may contribute a percentage of their salary subject to a maximum of $16,500 for 2010. Contributions are matched by the Company at a rate of 100% up to 6% of the participant's compensation, subject to IRS limitations. Eligible participants also receive a Company core contribution equal to 6% of the participant's compensation, subject to IRS limitations, without requiring the participant to contribute to the plan. Participants generally vest in Company contributions upon the completion of one year of service. With respect to those employees who are Bermudian or spouses of Bermudians and who must participate in the Bermuda national pension scheme plan maintained by the Company, a portion of the foregoing contributions are made to the Bermuda national pension scheme plan. If employee or employer contributions in the Bermuda savings incentive plan are limited by the tax-qualification rules of Code section 401(a), then contributions in excess of those limits are allocated to a nonqualified plan for eligible employees. The Company may contribute an additional amount to eligible employees' Bermuda nonqualified plan accounts at the discretion of the Board of Directors. No such contribution was made for plan years 2010 or 2009.

              The Company recognized defined contribution expenses of $0.7 million and $0.5 million for the year ended December 31, 2010 and 2009, respectively, which represent the proportional share of the Assured Guaranty expense.

Cash-Based Compensation

Performance Retention Plan

              In February 2006, Assured Guaranty established the Assured Guaranty Ltd. Performance Retention Plan ("PRP") which permits the grant of cash based awards to selected employees. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A, and the PRP was amended in 2007 to comply with those rules. The PRP was again amended in 2008 to be a sub-plan under the Company's Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation). The revisions also give the Compensation Committee greater flexibility in establishing the terms of performance retention awards, including the ability to establish different performance periods and performance objectives.

              Assured Guaranty granted a limited number of PRP awards in 2007, which vest after four years of continued employment (or if earlier, on employment termination, if the participant's termination occurs as a result of death, disability, or retirement), and participants receive the designated award in a single lump sum when it vests, except that participants who vest as a result of retirement receive the award at the end of the four year period during which the award would have vested had the participant continued in employment. The value of the award paid is greater than the originally designated amount only if actual company performance, as measured by an increase in Assured Guaranty's adjusted book value, as defined in the PRP, improves during the four year performance period. For those participants who vest prior to the end of the four year period as a result of their termination of employment resulting from retirement, death or disability, the value of the award paid is greater than the originally designated amount only if actual company performance, as measured by an increase in the company's adjusted book value, improves during the period ending on the last day of the calendar quarter prior to the date of the participant's termination of employment.

              Beginning in 2008, Assured Guaranty integrated PRP awards into its long term incentive compensation system and substantially increased the number and amount of these awards. Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment. Awards may vest upon the occurrence of other events as set forth in the plan documents. Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of per share adjusted book value during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. Since 2008, a limited number of awards have cliff vesting in four or five years. Operating return on equity and adjusted book value are defined in each PRP award agreement.

              Under awards since 2008, a payment otherwise subject to the $1 million limit on tax deductible compensation, will not be made unless performance satisfies a minimum threshold.

              As described above, the performance measures used to determine the amounts distributable under the PRP are based on Assured Guaranty's operating return on equity and growth in per share adjusted book value, or in the case of the 2007 awards growth in adjusted book value, as defined. For PRP awards the Compensation Committee believes that management's focus on achievement of these performance measures will lead to increases in the Company's intrinsic value.

              The Company recognized cash based compensation expense of $1.5 million and $1.0 million for the year ended December 31, 2010 and 2009, respectively, representing its proportionate share of the Assured Guaranty expense.

15.         Subsequent Event

              On April 14, 2011, AGL and its affiliates reached a comprehensive settlement with Bank of America Corporation and its subsidiaries (collectively, "Bank of America"), including Countrywide Financial Corporation and its subsidiaries (collectively, "Countrywide"), regarding their liabilities with respect to 29 RMBS transactions, including claims relating to reimbursement for breaches of R&W and historical loan servicing issues.

              The settlement includes cash payments, and also a loss sharing arrangement that will reimburse AGL and its affiliates for 80% of all paid losses on 21 first lien RMBS transactions until aggregate collateral losses in all 21 of the covered transactions exceed $6.6 billion. Cumulative collateral losses on these transactions were approximately $1.1 billion with no paid losses by the affiliated companies as of December 31, 2010. AG Re assumes a portion of 26 of these transactions and as of December 31, 2010, the Company estimated a recovery of $58.5 million on these transactions, which is based on assumed cumulative collateral losses of $4.1 billion.

              The settlement covers all Bank of America or Countrywide-sponsored securitizations, as well as certain other securitizations containing concentrations of Countrywide-originated loans, that the affiliated companies had insured on a primary basis.